Exhibit 2.1
UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

	§	Chapter 11
In re:	§
	§	Case No. 10-12653
TRICO MARINE SERVICES, INC., et al.,	§
§
Debtors	§	(Jointly Administered)
§

DEBTORS’ SECOND AMENDED JOINT PLAN OF LIQUIDATION
DATED: MAY 25, 2011

VINSON & ELKINS L.L.P.	MORRIS, NICHOLS, ARSHT & TUNNELL LLP
John E. Mitchell Tonya M. Ramsey John P. Napier Trammell Crow Center 2001 Ross Avenue, Suite 3700 Dallas, Texas 75201-2975 Phone: (214) 220-7700 Facsimile: (214) 220-7716	Robert J. Dehney (No. 3578) Eric D. Schwartz (No. 3134) Andrew R. Remming (No. 5120) 1201 N. Market Street P.O. Box 1347 Wilmington, Delaware 19899-1347 Phone: (302) 658-9200 Facsimile: (302) 658-3989

Steven M. Abramowitz Alexandra S. Kelly 666 Fifth Avenue, 26th Floor New York, New York 10103-0040 Phone: (212) 237-0000 Facsimile: (212) 237-0100

ATTORNEYS FOR THE DEBTORS AND DEBTORS IN POSSESSION

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INTRODUCTION
     Trico Marine Services, Inc. (“TMS”), a Delaware corporation, and certain of its subsidiaries (the “Debtors”) filed voluntary petitions for relief under chapter 11 of the Bankruptcy Code (as hereinafter defined) on August 25, 2010.1 The Debtors hereby propose the following second amended joint plan of liquidation (the “Plan”) for the resolution of outstanding claims against, and equity interests in, the Debtors. The Debtors are the proponents of the Plan within the meaning of 11 U.S.C. § 1129. The Plan contemplates the consolidation of the Debtors for voting and distribution purposes but does not contemplate the merger or consolidation of the Debtors as legal entities. Reference is made to the Disclosure Statement (as hereinafter defined) for a discussion of the Debtors’ history, businesses, properties, and results of operations, as well as a summary and description of the Plan and certain related matters. No materials other than the Disclosure Statement, the Plan and any exhibits and schedules attached thereto or referenced therein have been authorized by the Debtors for use in soliciting acceptances or rejections of the Plan. Subject to the provisions of 11 U.S.C. § 1127 and Federal Rule of Bankruptcy Procedure 3019, the Debtors reserve the right to alter, amend, modify, revoke or withdraw the Plan prior to the Effective Date (as hereinafter defined).
ALL HOLDERS OF CLAIMS AND INTERESTS ARE ENCOURAGED TO READ THIS PLAN AND THE DISCLOSURE STATEMENT CAREFULLY AND IN THEIR ENTIRETY. TO THE EXTENT OF ANY DISCREPANCIES BETWEEN THE PROVISIONS OF THE DISCLOSURE STATEMENT AND THE PROVISIONS OF THIS PLAN, THE PROVISIONS OF THIS PLAN SHALL CONTROL.
ARTICLE I
DEFINED TERMS, RULES OF INTERPRETATION,
AND COMPUTATION OF TIME
Section 1.01 Scope of Defined Terms; Rules of Construction and Interpretation
     For purposes of the Plan, except as expressly defined elsewhere in the Plan or Disclosure Statement or unless the context otherwise requires, all capitalized terms used but not defined herein shall have the meanings ascribed to them in Article I of the Plan. Any term used but not defined herein that is defined in the Bankruptcy Code or the Bankruptcy Rules (each as hereinafter defined), as the case may be, shall have the meaning ascribed to such terms in the Bankruptcy Code or the Bankruptcy Rules. Whenever the context requires, such terms shall include the plural as well as the singular. The masculine gender shall include the feminine, and the feminine gender shall include the masculine.
     For purposes of the Plan (i) any reference in the Plan to a contract, instrument, release, indenture, or other agreement or document being in a particular form or on particular terms and

[1]	For purposes of the Plan, the Debtors are: (1) Trico Marine Assets, Inc. (“TMA”), (2) Trico Marine Operators, Inc. (“TMO”), (3) Trico Marine International, Inc. (“TMI”), and (4) TMS. Trico Holdco, LLC (“Trico Holdco”) and Trico Marine Cayman, LP (“TMC”) also filed for chapter 11 protection concurrently with the Debtors. However, as described in further detail in Section 4.02 hereof, the Plan does not contemplate the liquidation of Trico Holdco or TMC under the Plan.

conditions means that such document shall be substantially in such form or substantially on such terms and conditions, (ii) any reference in the Plan to an existing document or exhibit filed or to be filed means such document or exhibit as it may have been or may be amended, modified, or supplemented, (iii) unless otherwise specified, all references in the Plan to Sections, Articles, Schedules, and Exhibits are references to Sections, Articles, Schedules, and Exhibits of or to the Plan, (iv) the words “herein,” “hereto” and “hereof” refer to the Plan in its entirety rather than to a particular portion of the Plan, (v) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation of the Plan, and (vi) the rules of construction set forth in Bankruptcy Code § 102 and in the Bankruptcy Rules shall apply.
Section 1.02 Defined Terms
     (1) “3% Unsecured Debentures” means the 3% senior convertible debentures due 2027 pursuant to the 3% Unsecured Debenture Indenture.
     (2) “3% Unsecured Debentures Claims” means the Allowed Unsecured Claims in the amount of $152,794,555.00 arising from or related to the 3% Unsecured Debentures.
     (3) “3% Unsecured Debentures Indenture Trustee Charging Lien” means the lien of the 3% Unsecured Debentures Indenture Trustee, arising under the 3% Unsecured Debentures Indenture upon, including without limitation, Distributions relating to or on account of 3% Unsecured Debentures Claims, securing the payment of, including without limitation, the fees and expenses of the 3% Unsecured Debentures Indenture Trustee, including fees and expenses of counsel and other professionals engaged by, on behalf of or for the benefit of the 3% Unsecured Debentures Indenture Trustee, whether incurred prepetition, postpetition or before or after the Effective Date.
     (4) “3% Unsecured Debentures Indenture” means that certain Indenture dated as of February 7, 2007, as the same may be amended, supplemented or otherwise modified from time to time by and between TMS and the 3% Unsecured Debentures Indenture Trustee.
     (5) “3% Unsecured Debentures Indenture Trustee” means Wells Fargo Bank, National Association in its capacity as trustee under the 3% Unsecured Debentures Indenture.
     (6) “8.125% Notes Indenture” means that certain Indenture dated as of May 14, 2009, as the same may be amended, supplemented or otherwise modified from time to time, by and between TMS and the 8.125% Notes Indenture Trustee.
     (7) “8.125% Notes Indenture Trustee Charging Lien” means the lien of the 8.125% Notes Indenture Trustee, arising under the 8.125% Notes Indenture, upon, including without limitation, Distributions relating to or on account of 8.125% Notes Secured Claims and the 8.125% Notes Deficiency Claims, securing the payment of, including without limitation, the fees and expenses of the 8.125% Notes Indenture Trustee, including fees and expenses of counsel and other professionals engaged by, on behalf of or for the benefit of the 8.125%

Notes Indenture Trustee, whether incurred prepetition, postpetition or before or after the Effective Date.
     (8) “8.125% Notes Indenture Trustee” means U.S. Bank National Association (as successor to Wells Fargo Bank, National Association) in its capacity as trustee under the 8.125% Notes Indenture.
     (9) “8.125% Notes” means the 8.125% secured convertible debentures due 2013 issued pursuant to the 8.125% Notes Indenture.
     (10) “8.125% Notes Deficiency Claims” means the Allowed Deficiency Claims of the Holders of the 8.125% Notes in the amount of $209,314,547.
     (11) “8.125% Notes Secured Claims” means the Allowed Secured Claims in the amount of $6.5 million arising from or related to the 8.125% Notes.
     (12) “Administrative Claim(s)” means a Claim for costs and expenses of administration pursuant to Bankruptcy Code §§ 503(b), 507(a)(2), 507(b), or 1114(e)(2) including: (a) the actual and necessary costs and expenses of preserving the Estates and operating the businesses of the Debtors (such as wages, salaries, or commissions for services, and payments for goods and other services) incurred from the Petition Date to the Effective Date; (b) all fees and charges assessed against the Estates pursuant to 28 U.S.C. § 1930; (c) all Substantial Contribution Claims; and (d) all fees, costs, and expenses due and owing to (i) the 3% Unsecured Debentures Indenture Trustee under the 3% Unsecured Debentures Indenture or any other applicable agreement and (ii) the 8.125% Notes Indenture Trustee under the 8.125% Notes Indenture or any other applicable agreement.
     (13) “Administrative Claims Bar Date” has the meaning set forth in Section 12.01(a) hereof.
     (14) “Affiliate” has the meaning set forth in Bankruptcy Code § 101(2).
     (15) “Allowed” means, with reference to any Claim or Interest or any portion thereof, a Claim or Interest: (a) as to which no objection to allowance or request for estimation has been interposed on or before the latter of (i) the Claims Objection Deadline or (ii) the expiration of such other applicable period of limitation fixed by the Bankruptcy Code, the Bankruptcy Rules, or the Bankruptcy Court, (b) that is listed on the Bankruptcy Schedules as liquidated, non-contingent and undisputed, but only as to the amount listed on the Bankruptcy Schedules for such Claim, (c) as to which any objection to its allowance has been settled, waived through payment, withdrawn, or denied by a Final Order, (d) as to which liability of the Debtors and the amount thereof has been determined by a Final Order, (e) that is expressly deemed allowed in a liquidated amount in the Plan; provided, however, that with respect to an Administrative Claim, “Allowed Administrative Claim” means an Administrative Claim (x) as to which a timely request for payment has been made in accordance with Section 12.01 hereof (if such written request is required), (y) that is not subject to setoff, recoupment or other equitable defense to payment, and (z) as to which the Debtors, the Liquidating Debtors or the Plan Administrator, as applicable, (1) have not interposed a timely objection or (2) have interposed a timely objection and such objection has been settled, waived through payment, withdrawn, or denied by a Final Order; provided further, however, that Claims or Interests allowed pursuant to a Final Order solely for the purpose of voting to accept or reject the Plan shall not be considered “Allowed” hereunder.
     (16) “Amended Governance Documents” means any amended certificate of formation, bylaws and limited liability company agreement (or any other applicable formation and organizational documents) of the Liquidating Debtors put into effect as of the Effective Date.
     (17) “Assumed Contract Schedule” means the schedule of executory contracts and unexpired leases to be assumed by the Debtors in accordance with the terms of the Plan that will be filed as part of the Plan Supplement.
     (18) “Avoidance Actions” means any and all remaining actual or potential claims to avoid a transfer of property or an obligation incurred by the Debtors pursuant to any applicable section of the Bankruptcy Code, including Bankruptcy Code §§ 544, 545, 547, 548, 549, 550, 551, 553(b), and 724(a) that are not otherwise released, settled or otherwise satisfied or dismissed pursuant to the Plan or other Final Order.
     (19) “Bankruptcy Code” means the Bankruptcy Reform Act of 1978, as codified in title 11 of the United States Code, 11 U.S.C. §§ 101-1532, as in effect on the Petition Date as heretofore or hereafter amended.
     (20) “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware or any other court properly exercising jurisdiction over the Chapter 11 Cases.
     (21) “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms, as amended, the Federal Rules of Civil Procedure, as amended, as applicable to the Chapter 11 Cases or proceedings therein, and the Local Rules of the Bankruptcy Court, as applicable to the Chapter 11 Cases or proceedings therein, as the case may be.
     (22) “Bankruptcy Schedules” means the schedules of assets and liabilities and statements of financial affairs filed by the Debtors pursuant to Bankruptcy Code § 521 and Bankruptcy Rule 1007(b), as such schedules or statements may be amended or supplemented from time to time in accordance with Bankruptcy Rule 1009 or orders of the Bankruptcy Court.
     (23) “Bar Date(s)” means February 24, 2011 at 4:00 p.m. (prevailing Eastern Time) with respect to Claims arising before the Petition Date, as such date may be extended by agreement in writing with the applicable Debtor or by Final Order.

     (24) “Budget” shall mean the cash flow budget attached as an exhibit to the Plan Supplement.
     (25) “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)), on which commercial banks are open for business in New York, New York.
     (26) “Cash” means, at the option of the Debtors or Liquidating Debtors, as applicable, (a) the legal currency of the United States of America or equivalents thereof, including bank deposits and checks or (b) the legal currency, or equivalent thereof, including bank deposits and checks, of a particular country that the Debtors used to pay costs and expenses incurred in the operation of such Debtors’ or Liquidating Debtors’ business.
     (27) “Causes of Action” means all remaining actions, causes of action, liabilities, obligations, rights, suits, damages, judgments, remedies, demands, setoffs, defenses, recoupments, crossclaims, counterclaims, third-party claims, indemnity claims, contribution claims, or any other claims whatsoever, in each case held by the Debtors or their Estates, whether known or unknown, matured or unmatured, fixed or contingent, liquidated or unliquidated, disputed or undisputed, suspected or unsuspected, foreseen or unforeseen, direct or indirect, choate or inchoate, existing or hereafter arising, in law, equity, or otherwise, based in whole or in part upon any act or omission or other event occurring prior to the Petition Date or during the course of the Chapter 11 Cases, including through the Effective Date that are not otherwise released, settled, satisfied or dismissed pursuant to the Plan or other Final Order, including, without limitation, the D&O Litigation and the Avoidance Actions.
     (28) “Chapter 11 Case(s)” means (a) when used in reference to a particular Debtor or group of Debtors, the chapter 11 case pending for that Debtor or particular group of Debtors, and (b) when used in reference to all of the Debtors, the above-captioned procedurally consolidated chapter 11 cases pending for the Debtors in the Bankruptcy Court.
     (29) “Claim” means a claim, whether or not asserted or Allowed, as defined in Bankruptcy Code § 101(5).
     (30) “Claimant” or “Creditor” means any Person who holds a Claim against a Debtor.
     (31) “Claims Agent” or “Solicitation Agent” means Epiq Bankruptcy Solutions, LLC.
     (32) “Claims Objection Deadline” means the first Business Day which is at least 180 days after the Effective Date, or such other date as may be established or extended by the Bankruptcy Court in accordance with Section 7.01 hereof.
     (33) “Class” means a category of Holders of Claims or Interests as set forth in Article III hereof pursuant to Bankruptcy Code § 1122(a).

     (34) “Class 5 Distribution Assets” means, collectively, (a) 29.5% of the Unsecured Distribution Assets and (b) the Class 5 Pro Rata Proportion of the Residual Distribution Assets, less the Class 5 Pro Rata Proportion of the Secured and Administrative Claim Shortfall, if any.
     (35) “Class 5 Pro Rata Proportion” means the sum of the equation where the numerator is the number equal to the aggregate amount of all Allowed Class 5 Claims and the denominator is the number equal to the sum of the aggregate amount of all Allowed Class 5 Claims plus the aggregate amount of all Allowed Class 6 Claims.
     (36) “Class 6 Distribution Assets” means, collectively, (a) 70.5% of the Unsecured Distribution Assets and (b) the Class 6 Pro Rata Proportion of the Residual Distribution Assets, less the Class 6 Pro Rata Proportion of the Secured and Administrative Claim Shortfall, if any.
     (37) “Class 6 Pro Rata Proportion” means the sum of the equation where the numerator is the number equal to the aggregate amount of all Allowed Class 6 Claims and the denominator is the number equal to the sum of the aggregate amount of all Allowed Class 5 Claims plus the aggregate amount of all Allowed Class 6 Claims.
     (38) “Collateral” means any property or interest in property of the Debtors or their Estates subject to a Lien to secure the payment or performance of a Claim, which Lien is not subject to avoidance under the Bankruptcy Code or otherwise invalid under the Bankruptcy Code or applicable nonbankruptcy law.
     (39) “Confirmation” means entry by the Bankruptcy Court of the Confirmation Order on the docket of the Chapter 11 Cases.
     (40) “Confirmation Date” means the date on which the Confirmation Order is entered on the docket in the Chapter 11 Cases within the meaning of Bankruptcy Rules 5003 and 9021.
     (41) “Confirmation Hearing” means the hearing held by the Bankruptcy Court to consider Confirmation pursuant to Bankruptcy Code § 1129, as such hearing may be continued from time to time.
     (42) “Confirmation Order” means the order entered by the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code § 1129.
     (43) “Consummation” means the occurrence of the Effective Date.
     (44) “Creditor” or “Claimant” means any Person who holds a Claim against a Debtor.
     (45) “Creditors’ Committee” means the official committee of unsecured creditors appointed on September 8, 2010 in the Chapter 11 Cases, as such committee may be constituted from time to time.

     (46) “Cure Payment” means any monetary amounts that must be cured pursuant to Bankruptcy Code § 365(b) as a requirement for assumption and/or assignment of any executory contract or unexpired lease by any Debtor or Liquidating Debtor.
     (47) “Debtors” means, for purposes of the Plan, (1) TMA, (2) TMO, (3) TMI, and (4) TMS.
     (48) “Deficiency Claim” means the portion of an Allowed Claim secured by a Lien on property in which a Debtor or its Estate has an interest that is determined pursuant to Bankruptcy Code § 506(a) or through agreement, to exceed the value of the Claimant’s Lien in such property. For the sake of clarity, if a Claimant has an otherwise valid Lien in property of a Debtor and such Lien is determined for any reason to have no value, then the entire amount of such Allowed Claim shall be a Deficiency Claim.
     (49) “DIP Agent” means Obsidian Agency Services, Inc., in its capacity as administrative agent under the DIP Facility.
     (50) “DIP Facility” means that certain Senior Secured, Superpriority Debtor-In-Possession Credit Agreement dated as of August 24, 2010, as the same may be amended, supplemented or otherwise modified from time to time, by and among TMS, the guarantors party thereto, the DIP Agent, the DIP Lenders, and the financial institutions or other Person from time to time parties thereto.
     (51) “DIP Facility Claim” means any Claim of the DIP Agent or any DIP Lender against any of the Debtors arising under, in connection with or related to the DIP Facility or the DIP Order, including all principal, interest, fees, expenses and other amounts payable thereon.
     (52) “DIP Lenders” means, collectively, the financial institutions and other Persons from time to time as a party to the DIP Facility as “Lenders” (as defined in the DIP Facility) thereunder, including any predecessors or successors and assigns.
     (53) “DIP Order” means, collectively, (a) that certain Amended Interim Order Pursuant to 11 U.S.C. §§ 105, 361, 362, 363(c), 364(c)(1), 364(c)(2), 364(c)(3), 364(d)(1), 364(e), 503(b) And 507(a), Fed. R. Bankr. P. 2002, 4001 and 9014 and Del. Bankr. L.R. 4001-2 (I) Authorizing Debtors (A) to Obtain Postpetition Secured DIP Financing (B) to Use Cash Collateral (II) Granting Liens and Providing for Superpriority Administrative Expense Status; (III) Granting Adequate Protection to Prepetition Secured Parties; (IV) Modifying Automatic Stay; and (V) Scheduling a Final Hearing Pursuant to Bankruptcy Rules 4001(b), and (c) entered on September 7, 2010, as may be amended, supplemented, extended or otherwise modified either orally, or in writing, from time to time, including, the oral agreement entered on the record at the November 29, 2010 hearing, (b) that certain Final Order (I) Authorizing Debtors to Obtain Post Petition Secured Debtor in Possession Financing and Use of Cash Collateral and (II) Providing Related Relief, entered on February 18, 2011, and (c) that certain Supplemental Final Order (I) Authorizing Debtors to Obtain Post Petition Secured Debtor in

Possession Financing and Use of Cash Collateral and (II) Providing Related Relief, entered on May 13, 2011.
     (54) “Disbursing Agent” means, as applicable, (a) the Plan Administrator; or (b) such Entity selected by the Plan Administrator to make or facilitate Distributions under the Plan.
     (55) “Disclosure Statement” means the Disclosure Statement for the Debtors’ Proposed Second Amended Joint Plan of Liquidation dated as of May 25, 2011, as the same may be amended, modified or supplemented from time to time, including all exhibits and schedules thereto, that is prepared and distributed in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any other applicable law.
     (56) “Disputed” means, in reference to a Claim or Interest, any Claim or Interest not otherwise Allowed or paid pursuant to the Plan or an order of the Bankruptcy Court (a) which has been or hereafter is listed on the Bankruptcy Schedules as unliquidated, contingent, or disputed, and which has not been resolved by written agreement of the parties or a Final Order, (b) proof of which was required to be filed by order of the Bankruptcy Court but as to which a proof of Claim or Interest was not timely or properly filed, (c) that is disputed in accordance with the provisions of the Plan, or (d) as to which the Debtors, the Liquidating Debtors or the Plan Administrator, as applicable, have interposed a timely objection or request for estimation in accordance with the Bankruptcy Code, the Bankruptcy Rules, and any orders of the Bankruptcy Court, or is otherwise disputed by the Debtors, the Liquidating Debtors or the Plan Administrator, as applicable, in accordance with applicable law, which objection, request for estimation, or dispute has not been withdrawn or determined by a Final Order.
     (57) “Distribution” means the payment or distribution under the Plan of cash, assets, securities or instruments evidencing an obligation under the Plan or other property of any nature to any Holder of an Allowed Claim or Allowed Interest.
     (58) “Distribution Dates” means the Initial Distribution Date and any other date or dates upon which Distributions are made pursuant to the terms of the Plan to Holders of Allowed Claims; provided, however, that should such Allowed Claims be paid in the ordinary course of business, the Distribution Dates shall be the dates such Allowed Claim becomes payable under the terms of any contract or agreement or applicable non-bankruptcy law.
     (59) “Distribution Record Date” means the record date for purposes of making Distributions under the Plan, which shall be the Effective Date.
     (60) “D&O Contribution Claim” shall be given the meaning ascribed to such term in Section 12.08 hereof.
     (61) “D&O Litigation” means those Causes of Action, if any, brought against former officers and directors of the Debtors as contemplated in Section 4.08 hereof.

     (62) “Effective Date” means the Business Day on which all conditions set forth in Section 8.02 of the Plan have been satisfied or waived as permitted hereunder and the Plan becomes effective.
     (63) “EMSL” means Eastern Marine Services Limited (Hong Kong).
     (64) “EMSL Proceeds” means all distributions, payments, dividends, loans, contributions, or other transfers of property made from EMSL to Trico Marine Services (Hong Kong) Limited on account of Trico Marine Services (Hong Kong) Limited’s 49% interest in the EMSL joint venture and thereafter distributed to TMA.
     (65) “Entity” has the meaning set forth in Bankruptcy Code § 101(15).
     (66) “Equity Interests” means (a) an ownership interest in a corporation, whether or not transferable or denominated “stock” or similar security; (b) interest of a limited partner in a limited partnership; (c) interest of a general partner in a partnership; (d) interest of a joint venture partner in a joint venture; (e) interest of a member in a limited liability company; (f) any ownership interest in an entity not covered by (a) through (e) above; or (g) any warrant, option, or right, contractual or otherwise, to acquire or receive the interests in (a) through (f) above.
     (67) “Estate” means, as to each Debtor, the estate created for such Debtor in its Chapter 11 Case pursuant to Bankruptcy Code § 541.
     (68) “Estate Representative” shall be given the meaning ascribed to such term in Section 12.08 hereof.
     (69) “Excluded Administrative Claims” shall be given the meaning ascribed to such term in Section 12.01(a) hereof.
     (70) “Face Amount” means (a) when used in reference to a Disputed Claim, the full stated amount claimed by the Holder of such Claim in any proof of Claim timely filed with the Bankruptcy Court or otherwise deemed timely filed by any Final Order or other applicable bankruptcy law, and (b) when used in reference to an Allowed Claim, the allowed amount of such Claim.
     (71) “Federal Judgment Rate” means the federal judgment rate in effect as of the Petition Date.
     (72) “Final Order” means, as applicable, an order or judgment of the Bankruptcy Court, or other court of competent jurisdiction, as entered on the docket of such court, the operation or effect of which has not been stayed, reversed, or amended and as to which order or judgment (or any revision, modification, or amendment thereof) the time to appeal or seek review or rehearing has expired and as to which no appeal or petition for review or rehearing was filed or, if filed, remains pending; provided, however, that no order shall fail to be a final order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure, Bankruptcy Rule 9024, any similar local bankruptcy rule or any similar state statute or rule may be filed with respect to such order.
     (73) “General Unsecured Claim” means any prepetition Unsecured Claim against the Debtors in an amount equal to or less than five hundred thousand dollars ($500,000) that is not (a) a Priority Tax Claim, (b) an Other Priority Claim, (c) an Intercompany Claim, (d) an 8% Notes Deficiency Claim or (e) a 3% Unsecured Debentures Claim.
     (74) “General Unsecured Claims Fund” means $350,000 in Cash plus the first $150,000 in proceeds from the D&O Litigation, if applicable.
     (75) “Holdco / Opco Intercompany Claims” means those certain claims and Causes of Action formerly held by certain of the Debtors against certain of the Opco Entities that were released pursuant to the Holdco / Opco Settlement all as more particularly discussed in the Opco RSA, Opco Restructuring Term Sheet and Holdco / Opco Settlement Order and as described in further detail in the Disclosure Statement.
     (76) “Holdco / Opco Settlement” means that certain settlement between, among others, the Debtors and the Opco Entities as more fully described in the Opco RSA, Opco Restructuring Term Sheet, and the Disclosure Statement, and as approved by the Bankruptcy Court pursuant to the Holdco / Opco Settlement Order.
     (77) “Holdco / Opco Settlement Order” means that certain order approving the Holdco / Opco Settlement entered on February 17, 2011 [Docket No. 930] and that certain supplemental order further effectuating the Holdco / Opco Settlement entered on April 26, 2011 [Docket No. 1177].
     (78) “Holdco / Opco Transition Services Claims” means intercompany claims held by the Debtors against the Opco Entities related to transition and corporate services rendered by the Debtors to the Opco Entities.
     (79) “Holder” means the beneficial holder of any Claim or Interest.
     (80) “Impaired” means, when used with reference to a Claim or Interest, a Claim or Interest that is impaired within the meaning of Bankruptcy Code § 1124.
     (81) “Indemnification Rights” means the indemnification rights to be provided by the Opco Entities pursuant to the Holdco / Opco Settlement.
     (82) “Initial Cash Balance” means the first $1 million in Cash available for distribution to Holders of Unsecured Claims after reservation, funding, payment or satisfaction in full of all Priority Amounts, as applicable.

     (83) “Initial Distribution Date” means the Effective Date or such other date chosen in the reasonable discretion of the Plan Administrator when the initial Distributions are to be made in accordance with Section 5.01 hereof.
     (84) “Intercompany Administrative Claim” means any all Intercompany Claims against a Debtor by another Debtor arising after the Petition Date as a result of intercompany transactions.
     (85) “Intercompany Claim” means any Claim held by a Debtor against another Debtor or any Claim held by a non-Debtor Affiliate against a Debtor.
     (86) “Intercompany Interest” means any Equity Interest in a Debtor held by another Debtor.
     (87) “Intercreditor Agreement” means that certain Intercreditor Agreement dated as of May 14, 2009, by and among TMS, TMA, TMO, Obsidian Agency Services, Inc. (as successor to Nordea Bank Finland plc, New York Branch), and the 8.125% Notes Indenture Trustee, as such agreement may have been amended, restated, supplemented or otherwise modified from time to time.
     (88) “Interests” or “Interest” means, collectively, Equity Interests and Intercompany Interests.
     (89) “Kistefos Transaction” shall be given the meaning ascribed to such term in Section 4.06(c) hereof.
     (90) “Kistefos Payment” shall be given the meaning ascribed to such term in Section 4.06(c) hereof.
     (91) “Lien” means a charge against or interest in property to secure payment of a debt or performance of an obligation.
     (92) “Liquidating Debtors” means the Debtors on and after the Effective Date.
     (93) “Maritime Liens” means a Lien or any similar interest in and to any vessel or ship owned or operated by any Debtor that arises under (a) Title 46 of the United States Code; or (b) similar applicable laws of foreign jurisdiction in which such ships or vessels are operated.
     (94) “Maritime Lien Claims” means the Claims of Holders of valid Maritime Liens, as may be limited by other sections of the Plan.
     (95) “New TMS Equity Interests” means the new Equity Interests in TMS to be issued pursuant to the Plan.

     (96) “Old TMS Equity” means the Equity Interests in TMS existing on the Petition Date, including, if applicable, any preferred stock, warrants, options or rights, contractual or otherwise, to acquire or receive any such interests.
     (97) “Opco Entities” means, certain of the Debtors’ former operating subsidiaries to include Trico Supply AS, Trico Shipping AS, DeepOcean AS, DeepOcean Subsea Services, Hong Kong, Ltd., Trico Supply (UK) Limited, Albyn Marine Limited, Trico Subsea Cayman, Ltd., Trico Subsea Holding AS, Trico Subsea AS, DeepOcean Shipping AS, DeepOcean Shipping II AS, DeepOcean Shipping III AS, DeepOcean Brasil Servicos Ltda., DeepOcean Maritime AS, DeepOcean Subsea Services Limited (UK), DeepOcean B.V., DeepOcean UK Ltd., Deep Ocean Management AS, DeepOcean de Mexico, S. de R.L. de C.V., Servicios Profesionales de Apoyo Especializado, S. de R.L. de C.V., Servicios de Soporte Profesional Administrativo, S. de R.L. de C.V., Subseasantenet Haugesund AS, CTC Marine Projects Limited (UK), CTC Marine Norway AS, CTC Marine SBN BHD, and CTC Marine Projects (Guernsey) Limited.
     (98) “Opco Equity and Warrants” means: (a) the 5% common equity of DeepOcean Group Holding AS before accounting for potential dilution from (i) shares issued in connection with the Management Incentive Plan (as defined in the Opco Restructuring Term Sheet) and (ii) issuance of the Equity Warrants (as defined in the Opco Restructuring Term Sheet); and (b) the Equity Warrants.
     (99) “Opco Restructuring” means the financial restructuring of the Opco Entities as provided in, or contemplated by, inter alia, the Holdco / Opco Settlement Order, Opco RSA and the Opco Restructuring Term Sheet.
     (100) “Opco Restructuring Term Sheet” means that certain Revised Term Sheet for Proposed Restructuring, filed with the Bankruptcy Court on February 17, 2011, and approved by the Bankruptcy Court on February 10, 2011, pursuant to the Holdco / Opco Settlement Order, by and between certain of the Opco Entities, certain of the Debtors, certain bondholders of Trico Shipping AS and the Creditors’ Committee, a copy of which is attached to the Holdco / Opco Settlement Order.
     (101) “Opco RSA” means the restructuring support agreement entered into between, among other parties, certain of the Debtors, certain of the Opco Entities and certain bondholders of Trico Shipping AS, as amended, modified or otherwise supplemented by agreement of the parties thereto or by Final Order.
     (102) “Other Priority Claim” means a Claim entitled to priority under Bankruptcy Code §§ 507(a)(3), (4), (5), (6), (7) and/or (9).
     (103) “Other Secured Claim” means any Secured Claim, including (a) Maritime Lien Claims; and (b) Claims secured by mechanics’ and materialmen’s or similar liens against property of any Debtor, but not including DIP Facility Claims, U.S. Credit Facility Claims, and the 8.125% Notes Secured Claims.

     (104) “Person” has the meaning set forth in Bankruptcy Code § 101(41) and also includes an individual, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, government (or an agreed or political subdivision thereof) or other entity of any kind.
     (105) “Petition Date” means August 25, 2010, the date on which the Debtors commenced the Chapter 11 Cases.
     (106) “Plan” means this joint plan of liquidation, the Plan Supplement, and all exhibits and schedules annexed hereto or referenced herein, as may be amended, modified or supplemented from time to time. Any reference to the “Plan,” in conjunction with a particular Liquidating Debtor or otherwise, shall be construed, if applicable, as a reference to the particular Plan of a particular Liquidating Debtor.
     (107) “Plan Administrator” means the Person designated to administer the Plan pursuant to Section 4.07 hereof.
     (108) “Plan Administrator Agreement” means the agreement between and among the Debtors and the Plan Administrator specifying, among other things, (a) the rights, duties and responsibilities of, and to be performed by, the Plan Administrator under the Plan; and (b) the compensation and other benefits to be paid or otherwise provided to the Plan Administrator, in substantially the form set forth in the Plan Supplement; provided, that after the Effective Date, any modifications made to the Plan Administrator Agreement shall be in form and substance acceptable to the Plan Advisory Committee.
     (109) “Plan Administrator Indemnified Parties” shall have the meaning ascribed to such term in Section 4.07(e) hereof.
     (110) “Plan Advisory Committee” means the committee appointed to oversee the implementation of the Plan by the Plan Administrator, as more specifically set forth in Section 4.08 hereof.
     (111) “Plan Advisory Committee Indemnified Parties” shall have the meaning ascribed to such term in Section 4.08(b) hereof.
     (112) “Plan Supplement” means the compilation of documents and forms of documents, schedules and exhibits to the Plan or Disclosure Statement, all of which are incorporated by reference into, and are an integral part of, the Plan to be filed with the Bankruptcy Court as provided for in Section 12.13 hereof, as it may be altered, amended, modified or supplemented from time to time.
     (113) “Plan Voting Deadline” means the deadline established by the Bankruptcy Court for voting on the Plan.

     (114) “Precluded Claims” shall have the meaning ascribed to such term in Section 12.06 hereof.
     (115) “Present Management” shall be given the meaning ascribed to such term in Section 12.08 hereof.
     (116) “Prime Rate” means the Prime Rate published on the Effective Date by The Wall Street Journal in the table titled “Bonds, Rates & Yields.”
     (117) “Priority Amounts” means the following: (a) amounts owed on account of Allowed Administrative Claims, Priority Tax Claims, 8.125% Notes Secured Claims, Other Secured Claims, Other Priority Claims, and Superpriority Administrative Claims, (b) amounts necessary to fund the General Unsecured Claims Fund, and (c) amounts necessary to fund the costs and expenses of administration of the Liquidating Debtors on and after the Effective Date, including, without limitation, the costs of pursuing any Causes of Action, monetizing any remaining assets held by the Liquidating Debtors and/or winding up the Liquidating Debtors’ business affairs pursuant to the Wind-down Budget, including amounts necessary to fund the Wind-down Reserve.
     (118) “Priority Tax Claim” means a Claim that is entitled to priority pursuant to Bankruptcy Code § 507(a)(8).
     (119) “Pro Rata” means the proportion that the Face Amount of a Claim or Interest in a particular Class bears to the aggregate Face Amount of all Claims (including Disputed Claims) or all Interests (including Disputed Interests) in such Class, unless the Plan provides otherwise.
     (120) “Professional” means any professional employed in the Chapter 11 Cases pursuant to Bankruptcy Code §§ 327, 328, 363 or 1103 and to be compensated for services rendered pursuant to Bankruptcy Code §§ 327, 328, 329, 330 or 331.
     (121) “Professional Fee Claim” means a Claim of a Professional for compensation or reimbursement of expenses relating to services provided from the Petition Date through the Effective Date.
     (122) “Protected Parties” shall have the meaning ascribed to such term in Section 12.06 hereof.
     (123) “Qualified Investor Claim” means any (a) 3% Unsecured Debentures Claim or (b) prepetition Unsecured Claim against the Debtors in an amount greater than five hundred thousand dollars ($500,000).
     (124) “Reinstatement” means (a) leaving unaltered the legal, equitable, and contractual rights to which a Claim or Interest entitles the Holder thereof so as to leave such Claim or Interest Unimpaired or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim or Interest to demand or receive accelerated payment of such

Claim or Interest after the occurrence of a default (i) curing any such default that occurred before or after the Petition Date, other than a default of a kind specified in Bankruptcy Code § 365(b)(2); (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; and (iv) not otherwise altering the legal, equitable, or contractual rights to which such Claim entitles the Holder of such Claim; provided, however, that any contractual right that does not pertain to the payment when due of principal and interest on the obligation on which such Claim is based, including, but not limited to, financial covenant ratios, negative pledge covenants, covenants or restrictions on merger or consolidation, and affirmative covenants regarding corporate existence prohibiting certain transactions or actions contemplated by the Plan, or conditioning such transactions or actions on certain factors, shall not be required to be reinstated in order to accomplish Reinstatement.
     (125) “Remaining Cash Balance” means all Cash held by the Debtors or Liquidating Debtors in excess of $1 million after reservation, funding, payment or satisfaction in full of all Priority Amounts, as applicable.
     (126) “Residual Distribution Assets” means the net assets held by the Debtors or Liquidating Debtors for distribution to Holders of Allowed Class 5 and Class 6 Claims, after reservation, funding, payment or satisfaction in full of all Priority Amounts, as applicable. The Residual Distribution Assets shall not include the Opco Equity and Warrants, but shall include the Remaining Cash Balance and the Kistefos Payment, if applicable.
     (127) “Restructuring” means, collectively, the transactions and transfers described in Section 4.06 hereof.
     (128) “Secured” means, when referring to a Claim: (a) secured by a Lien on property in which the Debtors or their respective Estates have an interest, which Lien is valid, perfected, and enforceable pursuant to applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to Bankruptcy Code § 553, to the extent of the value of the creditor’s interest in the Debtor’s or Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to Bankruptcy Code § 506(a), or (b) Allowed pursuant to the Plan as a Secured Claim.
     (129) “Secured and Administrative Claim Shortfall” means any Allowed Administrative Claims and Allowed 8.125% Notes Secured Claims that must be paid in full under the Plan and are satisfied through monetization of the Opco Equity and Warrants in the event proceeds from other assets of the Liquidating Debtors are insufficient to fully satisfy such claims.
     (130) “Setoff Claim” means a Claim of a Holder that has a valid right of setoff with respect to such Claim, which right is enforceable under Bankruptcy Code § 553 as determined by a Final Order or as agreed in writing by the Debtors, to the extent subject to such right of setoff.

     (131) “Solicitation Agent” or “Claims Agent” means Epiq Bankruptcy Solutions, LLC.
     (132) “Substantial Contribution Claim” means a claim for compensation or reimbursement of costs and expenses incurred in making a substantial contribution in the Chapter 11 Cases pursuant to Bankruptcy Code §§ 503(b)(3), (4), or (5).
     (133) “Superpriority Administrative Claim” means the Claims, if any, arising pursuant to Bankruptcy Code § 364(c)(1) as provided in the DIP Order.
     (134) “Transition Services Agreement” means that certain Transition Services Agreement dated as of May 13, 2011, by and among the Debtors and DeepOcean Group Holding AS.
     (135) “Unimpaired” means a Claim or Interest that is not Impaired.
     (136) “Unsecured Claim” means any Claim that is neither Secured nor entitled to priority under the Bankruptcy Code or any Final Order, including any claim arising from rejection of an executory contract or unexpired lease under Bankruptcy Code § 365.
     (137) “Unsecured Distribution Assets” means (a) the Initial Cash Balance and (b) the Opco Equity and Warrants less any portion of the Opco Equity and Warrants monetized (as described in Section 4.11 hereof) for reservation, funding, payment or satisfaction in full of Priority Amounts, as applicable.
     (138) “U.S. Credit Facility” means the $25,000,000 term loan facility made available by the U.S. Credit Facility Lenders under the U.S. Credit Facility Credit Agreement and all documents executed in connection thereto.
     (139) “U.S. Credit Facility Agent” means Obsidian Agency Services, Inc., in its capacity as administrative agent under the U.S. Credit Facility Credit Agreement.
     (140) “U.S. Credit Facility Claims” means any and all Claims of the U.S. Credit Facility Agent or any U.S. Credit Facility Lender arising under the U.S. Credit Facility.
     (141) “U.S. Credit Facility Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of June 11, 2010, as the same may be amended, supplemented or otherwise modified from time to time, by and among TMS, the guarantors party thereto, the U.S. Credit Facility Agent and the U.S. Credit Facility Lenders.
     (142) “U.S. Credit Facility Lenders” means Special Value Continuation Partners, LP, Tennenbaum Opportunities Partners V, LP and Tennenbaum DIP Opportunity Fund, LLC.
     (143) “Wind-down Budget” means the budget attached as an exhibit to the Disclosure Statement (as may be modified from time to time) prepared by the Debtors (with the consent of the Creditors’ Committee, which consent shall not be unreasonably withheld) estimating the funds necessary to implement and administer the Plan and wind down the Debtors’ affairs as may be supplemented, amended or otherwise updated or modified from time to time by the Debtors, Liquidating Debtors and/or the Plan Administrator, as applicable, with the consent of the Creditors’ Committee and/or Plan Advisory Committee, as applicable, which shall not be unreasonably withheld.
     (144) “Wind-down Reserve” means the reserve established on the Effective Date by the Plan Administrator in accordance with the Wind-down Budget to implement and administer the Plan.
Section 1.03 Computation of Time
     In computing any period of time prescribed or allowed by the Plan, the provisions of Bankruptcy Rule 9006(a) shall apply.
Section 1.04 Reference to Monetary Figures
     All references in the Plan to monetary figures shall refer to legal currency of the United States of America, unless otherwise expressly provided.
Section 1.05 Reference to Debtors or Liquidating Debtors
     Unless specifically provided otherwise in the Plan, references to the Debtors or Liquidating Debtors shall mean the Debtors (or a Debtor) and/or Liquidating Debtors (or a Liquidating Debtor), as the context may require.
ARTICLE II
UNCLASSIFIED CLAIMS
(Not Entitled To Vote On The Plan)
     In accordance with Bankruptcy Code § 1123(a)(l), Superpriority Administrative Claims, Administrative Claims, Priority Tax Claims, DIP Facility Claims and U.S. Credit Facility Claims have not been classified and thus are excluded from the Classes of Claims and Interests set forth in Article III hereof. These unclassified Claims are treated as follows:
Section 2.01 Superpriority Administrative Claims
     Except as otherwise provided for in the Plan, and subject to the requirements of Section 12.01 hereof, each Holder of an Allowed Superpriority Administrative Claim shall, in full satisfaction of such Allowed Superpriority Administrative Claim: (a) to the extent such Claim is an Allowed Superpriority Administrative Claim on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such Claim is not an Allowed Superpriority Administrative Claim on the Effective Date, be paid in full, in Cash, on the date such Claim becomes an Allowed Superpriority Administrative Claim or as soon as reasonably practicable thereafter; or (c) receive such other treatment as to which such Holder may agree with the Debtors, Liquidating Debtors or Plan Administrator, as applicable.
Section 2.02 Administrative Claims
     Except as otherwise provided for in the Plan, and subject to the requirements of Section 12.01 of the Plan, each Holder of an Allowed Administrative Claim shall, in full satisfaction of such Allowed Administrative Claim: (a) to the extent such claim is due and owing on the Effective Date, be paid in full, in Cash, on the Distribution Date; (b) to the extent such claim is not due and owing on the Effective Date, be paid in full, in Cash, (i) in accordance with the terms of any agreement between the Debtors and such Holder, or when such claim becomes due and payable under applicable non-bankruptcy law or (ii) in the ordinary course of business; or (c) receive such other treatment as to which such Holder may agree with the Debtors, Liquidating Debtors or Plan Administrator, as applicable. Notwithstanding the foregoing, all Intercompany Administrative Claims shall be cancelled or otherwise terminated and Holders of Intercompany Administrative Claims shall receive no Distribution under the Plan.
Section 2.03 Priority Tax Claims
     Each Holder of an Allowed Priority Tax Claim shall receive, in full satisfaction thereof (a) such treatment as to which such Holder may agree with the applicable Debtor or Liquidating Debtor, as the case may be, or (b) at the sole option of the applicable Debtor or Liquidating Debtor, as the case may be, (i) payment in full of such Allowed Priority Tax Claim on the Distribution Date or (ii) treatment in accordance with the provisions of Bankruptcy Code § 1129(a)(9)(C) or (D), as applicable.
Section 2.04 DIP Facility Claims
     All DIP Facility Claims have been paid and satisfied in full prior to the date of the Plan, and all such DIP Facility Claims against the Debtors were released by the Holders thereof. Thus, the Liquidating Debtors shall not make any Distributions on account of DIP Facility Claims under the Plan, and (a) all commitments under the DIP Facility that have not previously terminated shall immediately terminate and (b) all Liens and security interests granted to secure such DIP Facility obligations shall be deemed terminated and of no further force and effect.
Section 2.05 U.S. Credit Facility Claims
     All U.S. Credit Facility Claims have been paid and satisfied in full prior to the date of the Plan, and all such U.S. Credit Facility Claims against the Debtors were released by the Holders thereof. Thus, the Liquidating Debtors shall not make any Distributions on account of U.S. Credit Facility Claims under the Plan, and (a) all commitments under the U.S. Credit Facility that have not previously terminated shall immediately terminate and (b) all Liens and security interests granted to secure such U.S. Credit Facility obligations shall be deemed terminated and of no further force and effect.

ARTICLE III
CLASSIFICATION AND TREATMENT
OF CLAIMS AND INTERESTS
Section 3.01 Introduction
     The categories of Claims and Interests set forth below classify Claims and Interests for all purposes, including for purposes of voting, Confirmation and Distribution pursuant to the Plan and Bankruptcy Code §§ 1122 and 1123(a)(l). A Claim or Interest shall be deemed classified in a particular Class only to the extent that it qualifies within the description of such Class, and shall be deemed classified in other Classes to the extent that any portion of such Claim or Interest qualifies within the description of such other Classes. Notwithstanding anything to the contrary in the Plan, a Claim or Interest shall be deemed classified in a Class only to the extent that such Claim or Interest has not been paid, released, or otherwise settled prior to the Effective Date.
     All Claims and Interests (except for Administrative Claims, Intercompany Administrative Claims, Superpriority Administrative Claims, DIP Facility Claims, U.S. Credit Facility Claims and Priority Tax Claims, which are not classified pursuant to Bankruptcy Code § 1123(a)(l)) are classified in Section 3.03 hereof. The following table summarizes the Classes of Claims and Interests and specifies which Classes are Impaired and entitled to vote to accept or reject the Plan:

Class	Status	Voting Rights
Class 1 — 8.125% Notes Secured Claims	Impaired	Entitled to Vote
Class 2 — Other Secured Claims	Unimpaired	Not Entitled to Vote
Class 3 — Other Priority Claims	Unimpaired	Not Entitled to Vote
Class 4 — General Unsecured Claims	Impaired	Entitled to Vote
Class 5 — Qualified Investor Claims	Impaired	Entitled to Vote
Class 6 — 8.125% Notes Deficiency Claims	Impaired	Entitled to Vote
Class 7 — Intercompany Claims	Impaired	Not Entitled to Vote
Class 8 — Intercompany Interests	Unimpaired	Not Entitled to Vote
Class 9 — Old TMS Equity	If Kistefos Transaction is consummated, Unimpaired. If Kistefos Transaction is not consummated, Impaired.	Not Entitled to Vote

     Section 3.02 Voting; Presumptions
          (a) Acceptance by Impaired Classes
     Each Impaired Class of Claims that will (or may) receive or retain property or any interest in property under the Plan shall be entitled to vote to accept or reject the Plan. An Impaired Class of Claims shall have accepted the Plan if (i) the Holders (other than any Holder designated under Bankruptcy Code § 1126(e)) of at least two-thirds in amount of the Allowed Claims actually voting in such Class have voted to accept the Plan and (ii) the Holders (other than any Holder designated under Bankruptcy Code § 1126(e)) of more than one-half in number of the Allowed Claims actually voting in such Class have voted to accept the Plan.
          (b) Voting Presumptions
     Claims and Interests in Unimpaired Classes are conclusively deemed to have accepted the Plan pursuant to Bankruptcy Code § 1126(f) and, therefore, are not entitled to vote to accept or reject the Plan. Claims and Interests in Classes that do not entitle the Holders thereof to receive or retain any property under the Plan are conclusively deemed to have rejected the Plan pursuant to Bankruptcy Code § 1126(g) and, therefore, are not entitled to vote to accept or reject the Plan.
Section 3.03 Classes and Treatment of Claims
          (a) Class 1: 8.125% Notes Secured Claims
               1) Classification: Class 1 consists of 8.125% Notes Secured Claims.
               2) Treatment: Except to the extent that a Holder of an Allowed 8.125% Notes Secured Claim agrees to less favorable treatment or as otherwise provided in the Plan, and to the extent not previously paid, Allowed 8.125% Notes Secured Claims shall be paid in full in Cash on the Effective Date or as soon thereafter as Cash sufficient to satisfy the 8.125% Notes Secured Claims is received by the Liquidating Debtors and is available for such use in accordance with the terms of this Plan. The Opco Equity and Warrants shall not be monetized to satisfy the 8.125% Notes Secured Claims unless such claim has not been satisfied in full within one year of the Effective Date, at which time the Plan Advisory Committee representative appointed by the 8.125% Notes Indenture Trustee may direct the Plan Administrator to monetize the Opco Equity and Warrants to satisfy the remaining amount of the 8.125% Notes Secured Claims at that time then owing in accordance with the procedures set forth in Section 4.11 hereof.

     In accordance with Section 5.03 hereof, all Distributions relating to or on account of the 8.125% Notes Secured Claims shall be made to the 8.125% Notes Indenture Trustee subject to the terms of the 8.125% Notes Indenture, including the 8.125% Notes Indenture Trustee Charging Lien.
               3) Impairment and Voting: Class 1 is Impaired and Holders of Claims in Class 1 are entitled to vote to accept or reject the Plan.
          (b) Class 2: Other Secured Claims
               1) Classification: Class 2 consists of Other Secured Claims, including without limitation, Maritime Lien Claims.
               2) Treatment: Except as otherwise provided in the Plan, and to the extent not previously paid, on, or as soon as reasonably practicable after, the latest of (a) the Distribution Date, (b) the date on which such Other Secured Claim becomes an Allowed Other Secured Claim or (c) the date on which such Other Secured Claim becomes due and payable pursuant to any agreement between a Debtor and the Holder of an Allowed Other Secured Claim, each Holder of an Allowed Other Secured Claim shall receive in full satisfaction of and in exchange for such Allowed Other Secured Claim: (i) at the sole discretion of the applicable Debtor, subject only to notice to and without objection from the Creditors’ Committee, the 3% Unsecured Debentures Indenture Trustee and the 8.125% Notes Indenture Trustee prior to the Effective Date, and the Plan Advisory Committee after the Effective Date, (A) Cash equal to the unpaid portion of such Allowed Other Secured Claim including any interest on such Allowed Other Secured Claim required to be paid under Bankruptcy Code § 506(b), (B) Reinstatement of the legal, equitable and contractual rights of the Holder of such Allowed Other Secured Claim, subject to the provisions of the Plan, (C) the property serving as Collateral for its Claim, or (D) such other treatment that will otherwise render such Allowed Other Secured Claim Unimpaired in accordance with Bankruptcy Code § 1124, notwithstanding any contractual provision or applicable nonbankruptcy law that entitles the Holder of an Allowed Other Secured Claim to demand or receive payment of such Claim prior to its stated maturity from and after the occurrence of default, or (ii) such other treatment as the Debtors, Liquidating Debtors or Plan Administrator, as applicable, and such Holder shall have agreed in writing. The applicable Debtors’ failure to object to any Other Secured Claim in the Chapter 11 Cases shall be without prejudice to the rights of the Debtors, Liquidating Debtors or Plan Administrator, as applicable, to contest or otherwise defend against such Claim in any appropriate forum when and if such Claim is sought to be enforced by the Holder of such Claim. Nothing in the Plan or elsewhere shall preclude the applicable Debtors, Liquidating Debtors or Plan Administrator, as applicable, from challenging the validity or priority of any alleged encumbrance on any asset. An Other Secured Claim will qualify as an Allowed Other Secured Claim only if the Liens securing such Claim have priority on the Petition Date over the Liens and security interests of the U.S. Credit Facility Claims, and/or the 8.125% Notes Secured Claims, or otherwise are validly perfected against assets of the Debtors to which the Holders of U.S. Credit Facility Claims and/or the

8.125% Notes Secured Claims do not have Liens and security interests. For purposes of the Plan, each Other Secured Claim will be deemed a separate subclass.
               3) Impairment and Voting: Class 2 is Unimpaired. Holders of Class 2 Claims are presumed to have accepted the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.
          (c) Class 3: Other Priority Claims
               1) Classification: Class 3 consists of Other Priority Claims.
               2) Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment or as provided otherwise in the Plan, and to the extent not previously paid, Holders of Allowed Other Priority Claims shall receive, in full satisfaction of such Claim, either (a) to the extent such Claim is due and owing on the Effective Date, payment in full, in Cash, on the Distribution Date, (b) to the extent such Claim is not due and owing on the Effective Date, payment in full, in Cash, in accordance with the terms of any agreement between such Claimant and any applicable Debtor or Liquidating Debtor, or when such Claim otherwise becomes due and owing under (i) applicable non-bankruptcy law, or (ii) in the ordinary course of business, or (c) such other treatment as may be agreed to by such Holder and the Debtors or Liquidating Debtors.
               3) Impairment and Voting: Class 3 is Unimpaired. Holders of Class 3 Claims are presumed to have accepted the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.
          (d) Class 4: General Unsecured Claims
               1) Classification: Class 4 consists of all General Unsecured Claims against the Debtors.
               2) Treatment: Each Holder of an Allowed General Unsecured Claims shall receive, in full satisfaction of such Claim, its Pro Rata share of the General Unsecured Claims Fund, in Cash, on the Distribution Date.
               3) Impairment and Voting: Class 4 Claims are Impaired and Holders of Class 4 Claims are entitled to vote to accept or reject the Plan.
          (e) Class 5: Qualified Investor Claims
               1) Classification: Class 5 consists of all Qualified Investor Claims against the Debtors.

               2) Treatment: Each Holder of an Allowed Qualified Investor Claim shall receive, in full satisfaction of such Claim, its Pro Rata share of the Class 5 Distribution Assets.
     In accordance with Section 5.03 hereof, all Distributions relating to or on account of the 3% Unsecured Debentures shall be made by the Plan Administrator or Disbursing Agent, as applicable, subject to the 3% Unsecured Debentures Indenture Trustee Charging Lien, if any. The Plan Administrator or Disbursing Agent, as applicable, shall make no further Distributions relating to or on account of the 3% Unsecured Debentures to any Person or Entity other than the 3% Unsecured Debentures Indenture Trustee without the prior written approval of the 3% Unsecured Debentures Indenture Trustee. Upon request of the 3% Unsecured Debentures Indenture Trustee, the Plan Administrator or Disbursing Agent, as applicable, shall sell such portion of the Distributions or any other property it holds as may be necessary and remit proceeds thereof to the 3% Unsecured Debentures Indenture Trustee in amount sufficient to satisfy the 3% Unsecured Debentures Indenture Trustee Charging Lien.
               3) Impairment and Voting: Class 5 Claims are Impaired and Holders of Class 5 Claims are entitled to vote to accept or reject the Plan.
          (f) Class 6: 8.125% Notes Deficiency Claims
               1) Classification: Class 6 consists of all 8.125% Notes Deficiency Claims against the Debtors.
               2) Treatment: Each Holder of an 8.125% Notes Deficiency Claim shall receive, in full satisfaction of such Claim, its Pro Rata share of the Class 6 Distribution Assets.
     In accordance with Section 5.03 hereof, all Distributions relating to or on account of the 8.125% Notes Deficiency Claims shall be made to the 8.125% Notes Indenture Trustee subject to the terms of the 8.125% Notes Indenture, including the 8.125% Notes Indenture Trustee Charging Lien.
               3) Impairment and Voting: Class 6 Claims are Impaired and Holders of Class 6 Claims are entitled to vote to accept or reject the Plan.
          (g) Class 7: Intercompany Claims
               1) Classification: Class 7 consists of all Allowed Intercompany Claims.
               2) Treatment: All Intercompany Claims shall be cancelled or otherwise terminated and Holders of Intercompany Claims shall receive no Distribution under the Plan.

               3) Impairment and Voting: Class 7 is Impaired. Holders of Class 7 Claims are deemed to have rejected the Plan and are not entitled to vote to accept or reject the Plan.
          (h) Class 8: Intercompany Interests
               1) Classification: Class 8 consists of Intercompany Interests.
               2) Treatment: Allowed Intercompany Interests will remain in full force and effect and shall be retained by the respective Holders of such Interests, provided, however, that Holders of Allowed Intercompany Interests shall receive no Distribution under the Plan.
               3) Impairment and Voting: Class 8 is Unimpaired. Holders of Class 8 Interests are presumed to have accepted the Plan, and accordingly, are not entitled to vote to accept or reject the Plan.
          (i) Class 9: Old TMS Equity
               1) Classification: Class 9 consists of Old TMS Equity.
               2) Treatment: If the Debtors elect to consummate the Kistefos Transaction and it is thereafter consummated, Old TMS Equity will not be cancelled, but shall remain in full force and effect and shall be retained by the respective Holders of such Interests, provided, however, that Holders of such Interests shall receive no Distribution under the Plan. If the Debtors do not elect to consummate the Kistefos Transaction or cannot consummate the Kistefos Transaction for any reason, Old TMS Equity will be cancelled or otherwise terminated and Holders of Old TMS Equity will receive no Distribution under the Plan.
               3) Impairment and Voting: In the event that the Kistefos Transaction is consummated, Class 9 is Unimpaired and Holders of Class 9 Old TMS Equity are presumed to have accepted the Plan. In the event that the Kistefos Transaction is not consummated, Class 9 is Impaired and Holders of Class 9 Old TMS Equity are deemed to have rejected the Plan. Thus, Holders of Class 9 Old TMS Equity will be not entitled to vote to accept or reject the Plan.
Section 3.04 Unimpaired Classes of Claims
     Classes 2, 3, 8 and 9 (if the Kistefos Transaction is consummated) are Unimpaired and such Classes are deemed to have accepted the Plan and are not entitled to vote to accept or reject the Plan.
Section 3.05 Impaired Classes of Claims Entitled to Vote on the Plan
     Classes 1, 4, 5 and 6 are Impaired and are entitled to vote to accept or reject the Plan.

Section 3.06 Impaired Classes of Claims Receiving No Distribution Under the Plan
     Classes 7 and 9 (if the Kistefos Transaction is not consummated) are (i) Impaired, (ii) receiving no Distributions under the Plan, (iii) deemed to reject the Plan, and (iv) not entitled to vote to accept or reject the Plan.
Section 3.07 Special Provision Regarding Unimpaired Claims
     Except as otherwise provided in the Plan, nothing shall affect the Debtors’ or Liquidating Debtors’ rights and defenses, both legal and equitable, with respect to any Unimpaired Claims, including, but not limited to, all rights with respect to legal and equitable defenses to Setoff Claims or recoupments against Unimpaired Claims.
Section 3.08 Cram Down
     If any Class of Claims or Interests entitled to vote on the Plan shall not vote to accept the Plan, the Debtors shall (i) seek confirmation of the Plan under Bankruptcy Code § 1129(b) or (ii) amend or modify the Plan in accordance with Article IX of the Plan. With respect to any Class of Claims or Interests that is deemed to reject the Plan, the Debtors shall request that the Bankruptcy Court confirm or “cram down” the Plan pursuant to Bankruptcy Code § 1129(b).
ARTICLE IV
MEANS FOR IMPLEMENTATION OF THE PLAN
Section 4.01 Consolidation for Voting and Distribution Purposes
     The Plan contemplates and is predicated upon the consolidation of the Debtors’ Estates, other than Trico Holdco and TMC, only for purposes of voting on the Plan and making Distributions to Holders of Claims under the Plan. On the Effective Date, and other than with respect to Trico Holdco and TMC, (i) all assets and liabilities of the Debtors will, for voting and Distribution purposes only, be merged or treated as if they were merged, (ii) each Claim against the Debtors will be deemed a single Claim against and a single obligation of the Debtors, (iii) all Intercompany Claims by, between, and among the Debtors will be eliminated and (iv) any obligation of the Debtors and all guaranties thereof by one or more of the other Debtors, will be deemed to be one obligation of all of the Debtors. Except as set forth in this Article, such consolidation shall not (other than for purposes related to the Plan) affect the legal and corporate structures of the Debtors or Liquidating Debtors. The consolidation called for herein shall not affect the obligation of each and every Debtor or Liquidating Debtor, as applicable, to pay quarterly fees to the Office of the United States Trustee pursuant to 28 U.S.C. § 1930 until the earlier of the time such Debtor’s or Liquidating Debtor’s Chapter 11 Case is closed, dismissed or converted to a case under Chapter 7 of the Bankruptcy Code.

Section 4.02 Dismissal of Certain of the Chapter 11 Cases
     Immediately after the Effective Date, the Chapter 11 Cases of Trico Holdco and TMC shall be deemed dismissed for all purposes pursuant to Bankruptcy Code § 1112.
Section 4.03 Continuation of Corporate Existence; Dissolution of Liquidating Debtors
          (a) Continued Existence
     The Debtors shall continue to exist as the Liquidating Debtors after the Effective Date in accordance with the laws of their respective states or applicable jurisdiction of incorporation, formation, or organization and pursuant to their respective certificates of incorporation, by-laws, articles of formation, operating agreements, and other organizational documents in effect prior to the Effective Date, except to the extent such certificate of incorporation and by-laws are amended under the Plan, or as deemed necessary or appropriate by the Liquidating Debtors to effect the Plan, for the limited purposes of liquidating all of the assets of the Estates and making Distributions in accordance with the Plan.
          (b) Transition Services Agreement
     Pursuant to the Holdco / Opco Settlement, TMS and/or certain of the Debtors and certain of the Opco Entities have entered into the Transition Services Agreement whereby certain Opco Entities will engage the Debtors and Liquidating Debtors to provide certain corporate and support services as outlined in the Transition Services Agreement which was filed as an exhibit to the Disclosure Statement.
          (c) Dissolution of the Liquidating Debtors
     Within the time determined by the Plan Administrator as necessary or appropriate under the circumstances, each Liquidating Debtor shall be dissolved without any further action by its former stockholders, officers, members, or directors. The Plan Administrator may, in his or her discretion, file all necessary certificates of dissolution and take any other actions necessary or appropriate to effect such dissolution under applicable non-bankruptcy law. All applicable regulatory or governmental agencies shall accept any certificates of dissolution or other papers filed by the Plan Administrator on behalf of each Liquidating Debtor and shall take all steps necessary to allow and effect the prompt dissolution as provided herein, without the payment of any fee, tax, or charge and without need for the filing of reports or certificates, except as the Plan Administrator may determine in his or her sole discretion. Upon entry of a final decree in each Chapter 11 Case, if not previously dissolved, the applicable Liquidating Debtor shall be deemed automatically dissolved and wound up without any further action or formality which might otherwise be required under applicable non-bankruptcy laws.
          (d) Transactions Regarding Non-Debtor Subsidiaries

     On the Effective Date, or as soon as reasonably practicable thereafter, the Plan Administrator may enter into transactions deemed necessary or appropriate to effect the sale, liquidation, dissolution, winding-up or other disposition of the Liquidating Debtors’ non-Debtor subsidiaries other than the Opco Entities (or their assets), and may take any and all actions that may be necessary or appropriate to effect such transactions including (1) the execution and delivery of appropriate agreements or other documents of merger, consolidation, restructuring, conversion, disposition, transfer, dissolution or liquidation containing terms that are consistent with the terms of the Plan and that satisfy the applicable requirements of applicable non-bankruptcy law and any other terms to which the Plan Administrator, on behalf of the applicable Entities may agree; (2) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt or obligation on terms consistent with the terms of the Plan and having other terms for which the applicable parties agree; (3) the filing of appropriate certificates or articles of incorporation, reincorporation, merger, consolidation, conversion or dissolution pursuant to applicable non-bankruptcy law; (4) filing of bankruptcy and insolvency proceedings in accordance with the provisions of applicable law; and (5) all other actions that the Plan Administrator, on behalf of the applicable Entities determine to be necessary or appropriate, including making filings or recordings that may be required by applicable law. All such actions are hereby authorized without any further action by any former or current shareholders, members, officers, directors, owners or other Persons. The provisions of this Section are in addition to and not a limitation of other Sections of the Plan.
Section 4.04 Corporate and Other Action
          (a) Amended Governance Documents
     On the Effective Date, or as soon as reasonably practicable thereafter, each of the Liquidating Debtors is hereby authorized to file applicable Amended Governance Documents in their applicable jurisdiction of formation or incorporation that such Liquidating Debtor deems necessary or appropriate to carry out the provisions of the Plan, including the Kistefos Transaction if such transaction shall be consummated. To the extent so required, the Amended Governance Documents (i) shall prohibit the issuance of nonvoting equity securities, and (ii) after the Effective Date, shall be subject to further amendment as provided in such Amended Governance Documents, or as otherwise permitted by applicable law.
          (b) Other General Corporate Matters
     Entry of the Confirmation Order shall establish conclusive corporate and other authority (and evidence of such corporate and other authority) required for each of the Debtors to undertake any and all acts and actions required to implement or contemplated by the Plan (including, without limitation, the execution and delivery of any documentation necessary to effect a sale of any assets), and such acts and actions shall be deemed to have occurred and shall be in effect pursuant to applicable non-bankruptcy law and the Bankruptcy Code, without the need for board or shareholder or membership vote and without any requirement of further action by any members, stockholders, managers, officers, or boards of directors or managers of the Debtors.
Section 4.05 Corporate Governance
          (a) Managers and Officers
     Certain employees of the Debtors may remain employed by the Liquidating Debtors, either pursuant to the terms of the Transition Services Agreement or otherwise at the discretion of the Liquidating Debtors, on and after the Effective Date to assist the Liquidating Debtors with the wind down and administration of the Estates and businesses of the Liquidating Debtors. However, none of such employees shall constitute managers or officers with the authority attendant to such titles under the Debtors’ governance documents or other applicable law on and after the Effective Date. For the avoidance of doubt, any employment agreements governing the employment of such parties with the Debtors shall be deemed rejected as of the Effective Date in accordance with Section 6.01 hereof. An initial list of the employees to remain with the Liquidating Debtors on and after the Effective Date will be filed as an exhibit in the Plan Supplement.
          (b) Boards
     The members of any board of directors or board of managers of each Debtor prior to the Effective Date, in their capacities as such, shall have no continuing authority with respect to the Liquidating Debtors on or after the Effective Date and each such member will be deemed to have resigned on the Effective Date.
          (c) Plan Administrator as Sole Manager, Officer and Director
     The Plan Administrator shall be, as applicable, the sole manager, officer and sole member of any board of directors and/or board of managers of each of the Liquidating Debtors from and following the Effective Date without the need for board or shareholder or membership vote and without any requirement of further action by any members, stockholders, managers, officers, or boards of directors or managers of the Debtors and shall have all rights of a manager, officer and director of the Liquidating Debtors under applicable non-bankruptcy law, including, without limitation, the right and authority to appoint other officers or board members as deemed necessary or appropriate to assist in carrying out the provisions of the Plan, and all rights conferred under the Confirmation Order and the Plan. The Plan Administrator is authorized to execute and/or deliver on behalf of the Debtors and the Liquidating Debtors, as the case may be, the agreements, document and instruments necessary or appropriate to effect the Plan or as otherwise contemplated by the Plan, the Plan Supplement, and any schedules, exhibits or other documents attached thereto or contemplated thereby, in the name and on behalf of the Debtors and the Liquidating Debtors. The Plan Administrator may employ one or more Persons to assist it with performing its duties under the Plan.

Section 4.06 Restructuring Transactions
          (a) Issuance of New TMS Equity Interests
     Unless the Debtors elect to consummate the Kistefos Transaction and it is thereafter consummated, on the Effective Date, Liquidating Debtor TMS shall issue one share of stock comprising 100% of the New TMS Equity Interest to the Plan Administrator who thereafter shall be the sole shareholder of Liquidating Debtor TMS with the authority to act on behalf of the Liquidating Debtors to the fullest extent provided under applicable non-bankruptcy law and the Plan. If the Kistefos Transaction is consummated, Liquidating Debtor TMS shall issue a sufficient number of New TMS Equity Interests to the Plan Administrator to dilute the current equity interest of Kistefos in TMS to less than 10%. On the Effective Date, the issuance by Liquidating Debtor TMS of the New TMS Equity Interest(s) is hereby authorized without the need for any further corporate action under applicable law, regulation order or rule and without any further action by Holders of Claims or Interests. Such securities shall be distributed in accordance with the Plan. The New TMS Equity Interest(s) shall not be registered under applicable securities laws and neither the Debtors nor the Liquidating Debtors shall have any obligation to register the New TMS Equity Interest(s). The New TMS Equity Interest(s) issued pursuant to the Plan shall be duly authorized, validly issued and, if applicable, fully paid and non-assessable. In the event the Kistefos Transaction is consummated, the Liquidating Debtors shall be authorized to take, and shall take, any and all actions necessary such that TMS shall not have reporting or similar obligations under the Securities Act on and after the Effective Date.
          (b) Securities Exemption
     The Confirmation Order shall provide that, pursuant to Bankruptcy Code § 1145, the issuance of the New TMS Equity Interest(s) shall be exempt from the registration requirements of the Securities Act, as amended, and any other applicable law requiring registration prior to the offering, issuance, distribution or sale of securities; provided, however, that if the issuance of the New TMS Equity Interest(s) do not qualify for an exemption under Bankruptcy Code § 1145, the New TMS Equity Interest(s) will be issued in reliance upon another available exemption from the registration requirements of the Securities Act. All securities issued pursuant to the Plan will be deemed issued as of the Effective Date regardless of the date actually distributed.
          (c) Kistefos Transaction
     The Kistefos Transaction is a transaction whereby Kistefos AS (or its nominee to be determined), the Holder of approximately 18% of the Old TMS Equity, has agreed to pay a fee, the amount of which is to be determined (the “Kistefos Payment”) to the Debtors in exchange for the Debtors’ agreement to keep the Old TMS Equity outstanding under the Plan for a period of at least two years from the Effective Date. In addition, if necessary in order to reduce the number of record stockholders of the Liquidating Debtors so as to effect a deregistration of the Old TMS Equity under the Securities Act, the Liquidating Debtors may effect a reverse stock split so that each share of Old TMS Equity issued and outstanding prior to the split will be equal to some percentage of a share (with such percentage to be determined) following the split. Following the reverse stock split all fractional shares of Old TMS Equity will be cancelled. Other than retention of the Old TMS Equity, Holders of Old TMS Equity will not be entitled to any Distributions under the Plan. The Debtors may elect to consummate the Kistefos Transaction if the necessary approvals and other requirements for the transaction can be satisfied.
     If any written agreement is reached regarding the Kistefos Transaction, a copy of such agreement will be filed as an exhibit to the Plan Supplement.
Section 4.07 Plan Administrator
          (a) Appointment; Authority
     Not less than ten days prior to the commencement of the Confirmation Hearing and subject to Bankruptcy Court approval in connection with the Confirmation, the Debtors shall designate a person acceptable to the Creditors’ Committee, the 3% Unsecured Debentures Indenture Trustee and 8.125% Notes Indenture Trustee who initially will serve as the Plan Administrator; provided, however, that in the event the party designated to be the Plan Administrator is not acceptable to the Creditors’ Committee, the 3% Unsecured Debentures Indenture Trustee or the 8.125% Notes Indenture Trustee, the Bankruptcy Court shall have the authority to approve the appointment of such person despite such non-acceptance. Except as otherwise provided in the Plan, on the Effective Date, subject to the rights of the Plan Advisory Committee as set forth in Section 4.08 hereof, the Plan Administrator shall be vested with authority to exercise all rights of the Liquidating Debtors under applicable non-bankruptcy law and under the Plan.
          (b) Plan Administrator Agreement
     Prior to or on the Effective Date, the Debtors shall execute the Plan Administrator Agreement in substantially the same form as set forth in the Plan Supplement. Any nonmaterial modifications to the Plan Administrator Agreement made by the Debtors prior to the Effective Date are hereby ratified. The Plan Administrative Agreement will contain provisions permitting the amendment or modification of the Plan Administrator Agreement necessary to implement the provisions of the Plan.
          (c) Qualifications
     The Plan Administrator shall have such qualifications and experience as are sufficient to enable the Plan Administrator to perform its obligations under the Plan.
          (d) Compensation
     The Plan Administrator shall be compensated from the Wind-down Reserve pursuant to the terms of the Plan Administrator Agreement. Any professionals retained by the Plan Administrator shall be entitled to reasonable compensation for services rendered and reimbursement of expenses incurred from the Wind-down Reserve. The payment of the fees and expenses of the Plan Administrator and its retained professionals shall be made in the ordinary course of business and shall not be subject to approval of the Bankruptcy Court; provided, however, that any disputes related to such fees and expenses shall be brought before the Bankruptcy Court.
          (e) Liability and Indemnification
     The Plan Administrator shall not be liable for any action it takes or omits to take that it believes in good faith to be authorized or within its rights or powers unless it is ultimately and finally determined by a court of competent jurisdiction that such action or inaction was the result of fraud, gross negligence or willful misconduct. The Liquidating Debtors shall indemnify and hold harmless (i) the Plan Administrator (in its capacity as such and as officer, director, or manager, as applicable, of the Liquidating Debtors and/or of the Liquidating Debtors’ non-Debtor affiliates), (ii) such individuals that may serve as officers and directors and employees of the Liquidating Debtors, if any, and (iii) the professionals retained by the Plan Administrator (collectively, the “Plan Administrator Indemnified Parties”), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than acts or omissions resulting from such Plan Administrator Indemnified Party’s willful misconduct or gross negligence, with respect to the Liquidating Debtors and/or of the Liquidating Debtors’ non-Debtor Affiliates or the implementation or administration of the Plan or Plan Administrator Agreement. To the extent a Plan Administrator Indemnified Party asserts a claim for indemnification as provided above, the legal fees and related costs incurred by counsel to such Plan Administrator Indemnified Party in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such Plan Administrator Indemnified Party (and such Plan Administrator Indemnified Party undertakes to repay such amounts if it ultimately shall be determined that such Plan Administrator Indemnified Party is not entitled to be indemnified therefore) out of the Wind-down Reserve or any insurance purchased using the Wind-down Reserve. The indemnification provisions of this Section shall remain available to and be binding upon the Plan Administrator or the estate and shall survive any termination of the Plan Administrator Agreement.
          (f) Resignation, Death or Removal
     The Plan Administrator may be removed by the Bankruptcy Court upon application for good cause shown. In the event of the resignation or removal, liquidation, dissolution, death or incapacity of the Plan Administrator, the Plan Advisory Committee shall designate another person to become Plan Administrator and thereupon the successor Plan Administrator, without any further act, shall become fully vested with all of the rights, powers, duties and obligations of its predecessor. To the extent the Plan Advisory Committee cannot agree on a successor Plan Administrator, any party in interest may request the Bankruptcy Court to appoint a successor Plan Administrator.

          (g) Wind-down of the Debtors’ Estates
     Subject to the rights of the Plan Advisory Committee as set forth in Section 4.08 hereof, the Plan Administrator shall oversee the liquidation of the Liquidating Debtors and the winding up of their respective businesses and shall make Distributions to, and otherwise hold all property of the Liquidating Debtors for the benefit of, Holders of Allowed Claims consistent and in accordance with the Plan and the Confirmation Order. Neither the Liquidating Debtors nor the Plan Administrator shall be required to post a bond in favor of the United States.
          (h) Duties of the Plan Administrator
     Except as otherwise provided in the Plan or the Plan Administrator Agreement, the Plan Administrator, subject to the rights of the Plan Advisory Committee as set forth in Section 4.08 hereof, shall have the power and authority to perform the following acts on behalf of the Liquidating Debtors, in addition to any powers granted by applicable non-bankruptcy law or conferred by any other provision of the Plan, the Plan Administrator Agreement or orders of the Bankruptcy Court: (i) take all steps and execute all instruments and documents necessary to make Distributions to Holders of Allowed Claims; (ii) object to Claims, Administrative Expenses or Interests as provided in the Plan and prosecute such objections; (iii) resolve, compromise and/or settle any objections to the amount, validity, priority, treatment, allowance or priority of Claims, including Administrative Claims, or Interests; (iv) comply with the Plan and the obligations hereunder; (v) if necessary, employ, retain or replace professionals to represent it with respect to its responsibilities; (vi) establish, replenish or release reserves as provided in the Plan, as applicable; (vii) take all actions necessary or appropriate to enforce the Debtors’ or Liquidating Debtors’ rights under any order authorizing a sale of assets, and any related document and to fulfill, comply with or otherwise satisfy the Debtors’ or Liquidating Debtors’ covenants, agreement and obligations under any such sale and any related document; (viii) make all determinations on behalf of the Debtors or Liquidating Debtors under any sale; (ix) prepare and file applicable tax returns for any of the Debtors or Liquidating Debtors; (x) liquidate or administer through sale, prosecution, compromise or release any of the assets; (xi) deposit funds of the Liquidating Debtors, draw checks and make disbursements consistent with the terms of the Plan; (xii) purchase or continue insurance protecting the Debtors, the Liquidating Debtors, the Plan Administrator, their respective representatives, agents, employees or independent contractors, and the property of the Liquidating Debtors; (xiii) seek entry of a final decree in any of the Chapter 11 Cases at the appropriate time; (xiv) prosecute, resolve, compromise and/or settle any litigation, except the D&O Litigation; (xv) seek tax liability pursuant to Bankruptcy Code § 505; (xvi) abandon in any commercially reasonable manner, including abandonment or donation to a charitable organization (as such term is described in the Internal Revenue Code § 501(c)(3) (whose contributions are deductible under Internal Revenue Code § 170)) of the Plan Administrator’s choice, any assets that are of no material benefit, including distributable Cash hereunder; (xvii) take all actions necessary or appropriate to pursue, defend, compromise, settle or otherwise resolve any and all Causes of Action, except Avoidance Actions and the D&O Litigation; and (xviii) take such other action as the Plan Administrator may determine to be, necessary, desirable or appropriate to carry out the purpose of the Plan. The Plan Administrator shall have no duties, obligations or authority with respect to the pursuit, defense, settlement or any other aspect of the Avoidance Actions and the D&O Litigation, which litigation shall be entirely managed and controlled by the Creditors’ Committee representative on the Plan Advisory Committee as set forth in Section 4.08 hereof.
          (i) Investments
     All Cash held by the Plan Administrator shall be invested (i) in accordance with Bankruptcy Code § 345 or as otherwise permitted by a Final Order; or (ii) as deemed appropriate by the Plan Administrator with approval of the Plan Advisory Committee.
Section 4.08 Plan Advisory Committee
          (a) Appointment
     On the Effective Date, a Plan Advisory Committee shall be appointed to oversee the implementation of the Plan by the Plan Administrator. The members of the Plan Advisory Committee shall undertake their duties as specified in the Plan. The Plan Advisory Committee shall initially be comprised of three representatives, one each appointed by (i) the 8.125% Notes Indenture Trustee; (ii) the Creditors’ Committee; and (iii) the Liquidating Debtors, with the approval of the 8.125% Notes Indenture Trustee, the 3% Unsecured Debentures Indenture Trustee and the Creditors’ Committee, provided however, that absent such approval, the Liquidating Debtors may seek approval from the Bankruptcy Court for such appointment with such approval binding on all Persons. Under no circumstances shall any representative on the Plan Advisory Committee, or the representative’s agent, designee or person under control, be a person that the Liquidating Debtors’ Estates potentially have a Cause of Action against or has been or may be named a defendant in any potential Cause of Action. In addition, a Plan Advisory Committee representative may not be an employee, creditor, agent, designee or person under the control of a party that voted against the Plan or otherwise acted to impede Confirmation.
          (b) Liability and Indemnification
     The Plan Advisory Committee shall not be liable for any action it takes or omits to take that it believes in good faith to be authorized or within its rights or powers unless it is ultimately and finally determined by a court of competent jurisdiction that such action or inaction was the result of fraud, gross negligence or willful misconduct. The Liquidating Debtors shall indemnify and hold harmless (i) the Plan Advisory Committee; and (ii) such individuals that may serve as a member of the Plan Advisory Committee (collectively, the “Plan Advisory Committee Indemnified Parties”), from and against and with respect to any and all liabilities, losses, damages, claims, costs and expenses, including but not limited to attorneys’ fees arising out of or due to their actions or omissions, or consequences of such actions or omissions, other than acts or omissions resulting from such Plan Advisory Committee Indemnified Party’s willful misconduct or gross negligence, with respect to the Liquidating Debtors or the implementation or administration of the Plan or Plan Administrator Agreement, as applicable. To the extent a Plan

Advisory Committee Indemnified Party asserts a claim for indemnification as provided above, the legal fees and related costs incurred by counsel to such Plan Advisory Committee Indemnified Party in monitoring and participating in the defense of such claims giving rise to the asserted right of indemnification shall be advanced to such Plan Advisory Committee Indemnified Party (and such Plan Advisory Committee Indemnified Party undertakes to repay such amounts if it ultimately shall be determined that such Plan Advisory Committee Indemnified Party is not entitled to be indemnified therefore) out of the Wind-down Reserve or any insurance purchased using the Wind-down Reserve. The indemnification provisions of this Section shall remain available to and be binding upon any former member of the Plan Advisory Committee or the estate of any decedent of any member of the Plan Advisory Committee.
          (c) Resignation, Death or Removal
     In the event of the resignation or removal, liquidation, dissolution, death or incapacity of a member of the Plan Advisory Committee, the remaining two members of the Plan Advisory Committee shall designate another person to become the third member of the Plan Advisory Committee. To the extent the Plan Advisory Committee cannot agree on a successor committee member, the Plan Administrator may request the Bankruptcy Court to appoint a successor member.
          (d) Rights and Duties of the Plan Advisory Committee
     The Plan Advisory Committee shall:
               1) have the right to review and object to settlements and proposed releases or abandonment of objections to Claims, Avoidance Actions or Causes of Action by the Plan Administrator or Liquidating Debtors, as applicable, in accordance with the Plan, provided, however, that such right to review and object shall apply only to Claims, Avoidance Actions or Causes of Action that were asserted in an amount in excess of $250,000.00.
               2) have the right to remove or replace the Plan Administrator, with or without cause, upon the unanimous written consent of all Plan Advisory Committee members; and
               3) perform such additional functions and have such other rights, duties, powers and obligations as (i) may be agreed to by the Liquidating Debtors, (ii) are provided for in the Confirmation Order, or (iii) are provided for by further order of the Bankruptcy Court entered after the Effective Date.
     In addition, the representative appointed by the Creditors’ Committee on the Plan Advisory Committee shall have the exclusive power and authority to take all actions necessary or appropriate to prosecute, pursue, defend, compromise, settle or otherwise resolve any Avoidance Actions or the D&O Litigation; provided, however, that the Plan Advisory Committee representative appointed by the Creditors’ Committee must obtain the consent of the Plan Advisory Committee representative appointed by the 8.125% Notes Indenture Trustee on any decision to commence or not commence or to compromise, settle or otherwise resolve an Avoidance Action or the D&O Litigation. To the extent reasonably practicable, the Creditors’ Committee representative will inform the other Plan Advisory Committee representatives prior to commencing any Avoidance Actions or the D&O Litigation and will provide such other representatives periodic updates of the status of those proceedings.
          (e) Resolution of Disputes Between the Plan Advisory Committee and the Plan Administrator
     To the extent the Plan Administrator and the Plan Advisory Committee cannot resolve any dispute that may arise between them, either party may file appropriate pleadings with the Bankruptcy Court seeking resolution of the dispute by the Bankruptcy Court.
Section 4.09 Plan Funding
     The Debtors’ and the Liquidating Debtors’ obligations under the Plan will be funded from the following sources: (a) proceeds from the sale of assets; (b) revenues from the Transition Services Agreement; (c) recoveries from Causes of Action; (d) ordinary course revenues from the operation of the Debtors’ or Liquidating Debtors’ businesses during the wind-down process; (e) proceeds from the Holdco / Opco Settlement; (f) the EMSL Proceeds; and (g) existing Cash, if any, held on the Effective Date. For the avoidance of doubt, no Distributions shall be made on account of any Allowed Claims in Class 5 and Class 6 unless and until all Priority Amounts have been reserved, funded, paid or satisfied, as applicable. Except as otherwise provided herein, including without limitation Section 3.03(a) of the Plan, the Plan Administrator may not utilize the Opco Equity and Warrants through monetization thereof for satisfaction of any Claims other than Class 5 and Class 6 Claims until all other assets of the Liquidating Debtors have been depleted.
Section 4.10 Wind-down Reserve
     The Plan Administrator shall establish a Wind-down Reserve and shall pay, among other costs and expenses, wind-down costs and costs of holding and liquidating the Estates’ assets, including, but not limited to, taxes, compensation of the Plan Administrator, and compensation of any professionals retained by the Plan Administrator from the Wind-down Reserve. The Plan Administrator or Plan Advisory Committee, as applicable, must file a notice with the Bankruptcy Court detailing the identity of any attorneys engaged for the purpose of representing the Liquidating Debtors in connection with any Cause of Action, including the D&O Litigation and the Avoidance Actions, and the terms of such engagement. To the extent that the Plan Administrator determines that funds so reserved are insufficient, the proceeds of the continuing liquidation of assets, the EMSL Proceeds and any other assets held by the Liquidating Debtors, to the extent necessary for such purposes, will be allocated to the Wind-down Reserve. The Opco Equity and Warrants may only be monetized in accordance with terms of Section 4.11 and utilized for the purposes contemplated by this Section 4.10 after notice to and an opportunity to object by the Plan Advisory Committee. After all costs associated with a Wind-down Reserve have been paid, and/or upon the reasonable determination by the Plan Administrator that the funds in the Wind-down Reserve exceed the amounts necessary to pay the expenses for which such fund is established, the remaining or excess funds shall constitute Residual Distribution Assets, and shall be distributed in accordance with the terms of the Plan.
Section 4.11 Sale or Liquidation of Assets
     Except as otherwise provided in the Plan, including Section 3.03(e) hereof, the Liquidating Debtors or Plan Administrator, as applicable, shall be authorized to, among other things, sell, assume, assign and/or transfer all or part of the assets pursuant to Bankruptcy Code §§ 105(a), 363, 365, 1123(b)(4), 1129 and 1146(a) under the terms and conditions of the Plan on and after the Effective Date. The authority granted in this Section 4.11 shall supersede any orders entered during the Chapter 11 Cases in respect of procedures for the sale of Estate assets. Sales pursuant to this Section 4.11 shall be free and clear of any and all Liens, Interests, Claims, charges and encumbrances, with such interests attaching to the proceeds of such sale and distributed as provided in the Plan. The Liquidating Debtors or Plan Administrator, as applicable, shall be, and are hereby, authorized to take any and all actions necessary or appropriate to consummate any sale. The actions necessary to effect the sale of all or part of the assets may include: (a) the execution and delivery of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, duty or obligation on terms consistent with the terms of any applicable Final Order or the Plan and (b) all other actions that the Liquidating Debtors or Plan Administrator, as applicable, determine to be necessary or appropriate in connection with such transactions, including making such filings or recordings that may be required or appropriate under applicable state law. For any proposed sale, assumption, assignment or transfer of (i) the Opco Equity and Warrants or (ii) any other assets with a selling price of more than $500,000, the Liquidating Debtors or Plan Administrator, as applicable, must provide ten days’ written notice to the Office of the United States Trustee and the Plan Advisory Committee prior to the consummation of the proposed transaction. If the Office of the United States Trustee or the Plan Advisory Committee lodges a written objection to a proposed sale, assumption, assignment or transfer of assets within ten days after service of written notice thereof, the Liquidating Debtors or Plan Administrator, as applicable, may not consummate the proposed transaction in accordance with this provision absent mutual agreement by the parties or further order of the Bankruptcy Court.
Section 4.12 Credit Agreements and Existing Security Agreements
     Except as otherwise provided in the Plan, on the Effective Date, all agreements, instruments, and other documents evidencing any Claim against or Interest in a Debtor and any rights of any Holder in respect thereof, including any security interests or Liens in assets of the Debtors, shall be deemed void and of no force or effect against the Debtors, the Liquidating Debtors and their assets. The Holders of, or parties to, such instruments, security agreements and other documentation will have no rights arising from or relating to such instruments, security agreements and other documentation against the Debtors or Liquidating Debtors or their assets, except the rights provided for pursuant to the Plan, but shall reserve any and all rights arising therein against all other Persons, unless specifically released hereunder. To the extent deemed necessary or appropriate by the Plan Administrator, the Plan Administrator shall have the authority on behalf of and in the name of the Holders of Secured Claims to execute, deliver and file documents to terminate any related financing statements, mortgages, mechanic’s liens, or lis pendens.
Section 4.13 Cancellation of Certain Existing Security Interests
     As a condition to receiving any Distribution under the Plan, if requested by the Debtors or Liquidating Debtors, as applicable, each holder of a promissory note, certificate, or other instrument evidencing a Claim or Interest shall surrender such promissory note, certificate, or other instrument to the Debtors or, if after the Effective Date, the Plan Administrator or its designee. Any Holder of a Claim that fails to (a) surrender such instrument or (b) execute and deliver an affidavit of loss and/or indemnity reasonably satisfactory to applicable Debtor or, if after the Effective Date, the Plan Administrator before the later to occur of (i) the second anniversary of the Effective Date and (ii) six months following the date such Holder’s Claim or Interest is Allowed, shall be deemed to have forfeited all rights and claims with respect thereto, may not participate in any Distribution under the Plan on account thereof, and all amounts owing with respect to such Allowed Claim shall be retained by the applicable Debtor or Liquidating Debtor.
     Notwithstanding anything to the contrary herein, any agreement that governs the rights of the 3% Unsecured Debentures Indenture Trustee or the Holders of the 3% Unsecured Debentures will continue in effect solely for purposes of (a) permitting the 3% Unsecured Debentures Indenture Trustee to maintain and enforce its 3% Unsecured Debentures Indenture Trustee Charging Lien against property distributed to the Plan Administrator or Disbursing Agent, as applicable, pursuant to Section 3.03(e) hereof on account of the 3% Unsecured Debentures pursuant to the Plan or any other property for fees, costs, and expenses under such 3% Unsecured Debentures Indenture or any other agreement, and (b) governing the rights and obligations of non-Debtor parties to such agreements, vis-à-vis each other. Upon completion of all such Distributions under the Plan and actions set forth pursuant to this Section 4.13, the 3% Unsecured Debentures and the 3% Unsecured Debentures Indenture shall be automatically cancelled and deemed terminated, extinguished and of no further force of effect without further act or action under any applicable agreement, law, regulation, order or rule; provided however, that the 3% Unsecured Debentures Indenture Trustee shall have no further obligations under the 3% Unsecured Debentures Indenture or under this Plan after the Effective Date, and provided further, however that nothing herein shall alter, impair or affect its right to enforce the 3% Unsecured Debentures Indenture Trustee Charging Lien.
     Notwithstanding anything to the contrary herein, any agreement that governs the rights of the 8.125% Notes Indenture Trustee or the Holders of the 8.125% Notes will continue in effect solely for purposes of (a) allowing the 8.125% Notes Indenture Trustee, pursuant and subject to the 8.125% Notes Indenture, to make distributions under this Plan to Holders of the 8.125% Notes, (b) permitting the 8.125% Notes Indenture Trustee to maintain and enforce its 8.125% Notes Indenture Trustee Charging Lien against property distributed on account of the 8.125%

Notes pursuant to the Plan or any other property for fees, costs, and expenses under such 8.125% Notes Indenture or any other agreement, and (c) governing the rights and obligations of non-Debtor parties to such agreements, vis-à-vis each other. Upon completion of all such Distributions under the Plan and actions set forth pursuant to this Section 4.13, the 8.125% Notes and the 8.125% Notes Indenture shall be automatically cancelled and deemed terminated, extinguished, of no further force of effect, and the 8.125% Notes Indenture Trustee shall have no further obligations thereunder or under the Plan, without further act or action under any applicable agreement, law, regulation, order or rule. Nothing in this Plan shall alter, impair or affect the 8.125% Notes Indenture Trustee Charging Lien.
Section 4.14 Vesting of Assets
     Except as otherwise set forth herein, in the Plan Supplement or in the Confirmation Order, as of the Effective Date, all property of the Debtors being liquidated hereunder shall vest in the applicable Liquidating Debtor free and clear of all Claims, Liens, encumbrances and other Interests. From and after the Effective Date, the Liquidating Debtors may operate (or liquidate and wind up) their businesses and use, acquire and dispose of property and assets of any nature and settle and compromise claims or interests without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan and the Confirmation Order. The EMSL Proceeds and Opco Equity and Warrants shall be held by the Plan Administrator in trust for the beneficiaries of this Plan and may not be used for any purpose other than as provided for in the Plan. Without limiting the generality of the foregoing and subject to the other provisions of this Plan, the Liquidating Debtors may, without application to or approval by the Bankruptcy Court, pay fees that they incur after the Effective Date for Professional fees and expenses.
Section 4.15 Preservation of Rights of Action; Settlement
     Except to the extent such rights, claims, Causes of Action, defenses, and counterclaims are otherwise dealt with in the Plan or are expressly and specifically released in connection with the Plan, the Confirmation Order or in any settlement agreement approved during the Chapter 11 Cases, or otherwise provided in the Confirmation Order or in any contract, instrument, release, indenture or other agreement entered into in connection with the Plan, in accordance with Bankruptcy Code § 1123(b): (a) any and all rights, claims, Causes of Action (including Avoidance Actions), defenses, and counterclaims of or accruing to the Debtors or their Estates shall remain assets of and vest in the Liquidating Debtors, whether or not litigation relating thereto is pending on the Effective Date, and whether or not any such rights, claims, Causes of Action, defenses and counterclaims have been listed or referred to in the Plan, the Bankruptcy Schedules, or any other document filed with the Bankruptcy Court, and (b) the Liquidating Debtors shall in no manner waive, relinquish, or abandon (nor shall they be estopped or otherwise precluded from asserting) any right, claim, Cause of Action, defense, or counterclaim that constitutes property of the Estates: (i) whether or not such right, claim, Cause of Action, defense, or counterclaim has been listed or referred to in the Plan or the Bankruptcy Schedules, or any other document filed with the Bankruptcy Court, (ii) whether or not such right, claim,

Cause of Action, defense, or counterclaim is currently known to the Debtors, and (iii) whether or not a defendant in any litigation relating to such right, claim, Cause of Action, defense or counterclaim filed a proof of Claim in the Chapter 11 Cases, filed a notice of appearance or any other pleading or notice in the Chapter 11 Cases, voted for or against the Plan, or received or retained any consideration under the Plan. Without in any manner limiting the generality of the foregoing, notwithstanding any otherwise applicable principal of law or equity, without limitation, any principals of judicial estoppel, res judicata, collateral estoppel, issue preclusion, or any similar doctrine, the failure to list, disclose, describe, identify, or refer to a right, claim, Cause of Action, defense, or counterclaim, or potential right, claim, Cause of Action, defense, or counterclaim, in the Plan, the Bankruptcy Schedules, or any other document filed with the Bankruptcy Court shall in no manner waive, eliminate, modify, release, or alter the Liquidating Debtors’ right to commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, or counterclaims that the Debtors or the Liquidating Debtors have, or may have, as of the Effective Date. Subject to the express provisions of this Plan, including Sections 4.07 and 4.08 hereof, the Liquidating Debtors may commence, prosecute, defend against, settle, and realize upon any rights, claims, Causes of Action, defenses, and counterclaims in their sole discretion, in accordance with what is in the best interests, and for the benefit, of the Liquidating Debtors.
Section 4.16 Holdco / Opco Settlement
     Prior to the filing of the Plan, the Debtors agreed to the Holdco / Opco Settlement, subject to Bankruptcy Court approval. The Holdco / Opco Settlement was approved by the Bankruptcy Court pursuant to the Holdco / Opco Settlement Order. The Holdco / Opco Settlement became effective on May 13, 2011 and is fully enforceable in accordance with its terms, and nothing in the Plan shall be deemed to alter, amend or otherwise modify the Holdco / Opco Settlement or Holdco / Opco Settlement Order, and to the extent of any conflict between the Holdco / Opco Settlement and Holdco / Opco Settlement Order, and the Plan, the Holdco / Opco Settlement and Holdco / Opco Settlement Order shall control. Any property received by the Debtors pursuant to the Holdco / Opco Settlement will be administered by the Plan Administrator as set forth in the Plan. All securities issued pursuant to the Plan will be deemed issued as of the Effective Date regardless of the date actually distributed.
Section 4.17 Employee and Retiree Benefits
     On and after the Effective Date, the Liquidating Debtors may retain 10 or fewer employees of the Debtors and shall have the authority to determine the compensation of, and other benefits for, each such employee, which compensation and other related costs of expenses will be included in the Wind-down Budget. In addition, and without limiting the generality of the foregoing, the Liquidating Debtors shall honor any health and similar benefits that existed prior to the Effective Date for any employee continuing to provide services for the Liquidating Debtors from the Effective Date through June 30, 2011. Thereafter, the Liquidating Debtors shall provide a nominal reimbursement to such employees for private health insurance policies the employees purchase for themselves. The Liquidating Debtors do not have any obligations in respect of retiree benefits (as that term is defined in Bankruptcy Code § 1114) and thus, shall not pay or honor any retiree benefits after the Effective Date.
Section 4.18 Workers’ Compensation Programs
     As of the Effective Date, the Liquidating Debtors shall continue to honor their postpetition obligations under: (a) all applicable workers’ compensation or similar laws in the states or countries in which the Liquidating Debtors operate; and (b) the Debtors’ written contracts, agreements, agreements of indemnity, self-insurer workers’ compensation bonds, policies, programs and plans for workers’ compensation and workers’ compensation insurance, if any, currently in effect. Nothing in the Plan shall limit, diminish or otherwise alter the Debtors’ or Liquidating Debtors’ defenses, claims, rights of action, or other rights under applicable non-bankruptcy law with respect to any such contracts, agreements, policies, programs and plans; provided, however, that nothing herein shall be deemed to impose any obligations on the Debtors or Liquidating Debtors in addition to what is required under the provisions of applicable law.
Section 4.19 Exclusivity Period
     The Debtors shall retain the exclusive right to amend or modify the Plan, and to solicit acceptances of any amendments to or modifications of the Plan, through and until the Effective Date.
Section 4.20 Exemption from Transfer Taxes
     Pursuant to Bankruptcy Code § 1146(a), the issuance, transfer, or exchange of a security, or the making of delivery of an instrument of transfer, including without limitation any transfers effected by mergers provided under the Plan, from the Debtors to the Liquidating Debtors or any other Person or Entity pursuant to the Plan may not be taxed under any law imposing a stamp tax or similar tax, and the Confirmation Order shall direct the appropriate state or local governmental officials or agents to forego the collection of any such tax or governmental assessment and to accept for filing and recordation any of the foregoing instruments or other documents without the payment of any such tax or governmental assessment.
ARTICLE V
PROVISIONS GOVERNING DISTRIBUTIONS
Section 5.01 Distributions for Claims and Interests Allowed as of Effective Date
     Except as otherwise provided in the Plan or as ordered by the Bankruptcy Court, Distributions to be made on account of Allowed Claims and Interests as of the Effective Date shall be made on the Initial Distribution Date. For the avoidance of doubt, no Distributions, including any Distribution of the Opco Equity and Warrants, shall be made on account of any Allowed Claims in Class 5 and Class 6 unless and until all Priority Amounts have been reserved, funded, paid or satisfied in full, as applicable. The New TMS Equity Interests to be issued under the Plan shall be deemed issued as of the Effective Date. The Plan Administrator shall in its reasonable discretion designate additional Distribution Dates as soon as reasonably practicable as and when material additional assets become available for distribution.
Section 5.02 Interest on Claims
     Unless otherwise specifically provided by the Plan, the Confirmation Order, any other order of the Bankruptcy Court or by applicable bankruptcy law, postpetition interest, fees, costs and other charges shall not accrue and not be paid on Allowed Claims. To the extent postpetition interest is payable on an Allowed Claim, the amount of such interest shall be determined as provided (a) in any contract between the Holder of an Allowed Claim and any applicable Debtor, (b) any applicable non-bankruptcy law, or (c) in the absence of (a) or (b), the lower of (i) Federal Judgment Rate or (ii) Prime Rate as such rates in (a) through (c) may be limited by applicable bankruptcy law.
Section 5.03 Disbursing Agent
     Except as otherwise provided in the Plan, including Section 3.03(e) hereof, the Plan Administrator shall make all Distributions required under the applicable provisions of the Plan. The Plan Administrator may employ or contract with other entities to assist in or make the Distributions required by the Plan. If the Disbursing Agent is an independent third party designated by the Plan Administrator to serve in such capacity or, in the case of Distributions related to or on account of the 8.125% Notes Secured Claims and the 8.125% Notes Deficiency Claims, the 8.125% Notes Indenture Trustee, such Disbursing Agent shall receive, without further Bankruptcy Court approval, reasonable compensation for Distribution services rendered pursuant to the Plan and reimbursement of reasonable out-of-pocket expenses incurred in connection with such services from the Liquidating Debtors on terms acceptable to the Plan Administrator. No Disbursing Agent shall be required to give any bond or surety or other security for the performance of its duties unless otherwise ordered by the Bankruptcy Court.
     Notwithstanding anything to the contrary herein, all Distributions related to or on account of the 8.125% Notes Secured Claims and the 8.125% Notes Deficiency Claims shall be made to the 8.125% Notes Indenture Trustee and further Distributions on account of such Claims by the 8.125% Notes Indenture Trustee to the record Holders of the 8.125% Notes Secured Claims and the 8.125% Notes Deficiency Claims shall be accomplished in accordance with the 8.125% Notes Indenture and, if applicable, the policies and procedures of the Depository Trust Company. The 8.125% Notes Indenture Trustee shall administer such Distributions in accordance with the Plan and the 8.125% Notes Indenture. The 8.125% Notes Indenture Trustee shall not be required to give any bond, surety, or other security for the performance of its duties with respect to the administration and implementation of Distributions.
     Subject to the other provisions in this Plan, including Section 3.03(e) hereof, any and all Distributions related to or on account of 3% Unsecured Debentures Claims shall be subject to the terms and conditions of the 3% Unsecured Debentures Indenture, including the 3% Unsecured Debentures Indenture Trustee Charging Lien. Any and all Distributions on account of the 8.125% Notes Secured Claims and the 8.125% Notes Deficiency Claims shall be subject to the terms and conditions of the 8.125% Notes Indenture, including the 8.125% Notes Indenture Trustee Charging Lien.
Section 5.04 Record Date for Distributions
     As of the close of business on the Distribution Record Date, the registers for Claims and Interests should be closed, and there shall be no further changes in the Holder of record of any Claim or Interest. The Liquidating Debtors, the Disbursing Agent (including the 8.125% Notes Indenture Trustee) and the Plan Administrator, as applicable, shall have no obligation to recognize any transfer of Claim or Interest occurring after the Distribution Record Date, and shall instead be authorized and entitled to recognize and deal for all purposes under the Plan with only those Holders of record stated on the registers of Claims and/or Interests as of the close of business on the Distribution Record Date for Distributions under the Plan.
Section 5.05 Means of Cash Payment
     Cash payments made pursuant to the Plan shall be by check, wire or ACH transfer in U.S. funds or such other currencies utilized in the ordinary course of business of the applicable Debtors or Liquidating Debtors in making such payment as determined by the Plan Administrator or by other means agreed to by the payor and payee or, absent agreement, such commercially reasonable manner as the payor determines in its sole discretion.
Section 5.06 Delivery of Distributions
          (a) Addresses for Delivery
     Except as otherwise provided in the Plan, Distributions to Holders of Allowed Claims shall be made by the Disbursing Agent, the Plan Administrator, or the Liquidating Debtors, as the case may be, (i) at the addresses set forth on the proofs of Claim filed by such Holders (or at the last known addresses of such Holders if no proof of Claim is filed or if the Debtors or the Liquidating Debtors, as applicable, have been notified in writing of a change of address), (ii) at the addresses set forth in any written notices of address changes delivered to the Plan Administrator or Disbursing Agent after the date of any related proof of Claim, (iii) at the addresses reflected in the Bankruptcy Schedules if no proof of Claim has been filed and the Disbursing Agent, the Liquidating Debtors, or the Plan Administrator, as applicable, have not received a written notice of a change of address, (iv) in the case of the Holder of a Claim that is governed by an indenture or other agreement and is administered by an indenture trustee, agent, or servicer, at the addresses contained in the official records of such indenture trustee, agent, or servicer, or (v) at the addresses set forth in a properly completed letter of transmittal accompanying securities, if any, properly remitted to the Debtors or Liquidating Debtors, as applicable.

          (b) Undeliverable Distributions
     If any Holder’s Distribution is returned as undeliverable, no further Distributions to such Holder shall be made unless and until the Disbursing Agent, the Plan Administrator, or the Liquidating Debtors, as applicable, or the appropriate indenture trustee, agent, or servicer is notified of such Holder’s then current address, at which time all missed Distributions shall be made to such Holder without interest. Amounts in respect of undeliverable Distributions made through the Disbursing Agent, the Plan Administrator, or the Liquidating Debtors, as applicable, or the indenture trustee, agent, or servicer, shall be returned to the Liquidating Debtors until such Distributions are claimed. All claims for undeliverable Distributions must be made on or before the first anniversary of the Effective Date, after which date all unclaimed property shall revert to the Liquidating Debtors free of any restrictions thereon for further Distributions under the Plan and the claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.
          (c) Non-Negotiated Checks
     All Distributions made by check must be negotiated by the later of (i) 180 days from the date such check is (a) placed in the United States mail, postage prepaid; or (b) placed with a delivery or courier service for delivery; or (ii) on or before the first anniversary of the Effective Date. Checks that are not negotiated within this period will be voided and a stop payment placed on such check after which all unclaimed property shall revert to the Liquidating Debtors free of any restrictions thereon for further Distributions under the Plan and the Claim of any Holder or successor to such Holder with respect to such property shall be discharged and forever barred, notwithstanding any federal or state escheat laws to the contrary.
Section 5.07 Claims Paid or Payable by Third Parties
          (a) Claims Paid by Third Parties
     The Debtors, the Liquidating Debtors, the Disbursing Agent, or the Plan Administrator, as applicable, shall reduce a Claim, and such Claim shall be disallowed without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court, to the extent that the Holder of such Claim receives payment in full or in part on account of such Claim from a party that is not a Debtor or Liquidating Debtor.
          (b) Claims Payable by Third Parties
     No Distributions under the Plan shall be made on account of an Allowed Claim that is payable pursuant to any applicable insurance policies until the Holder of such Allowed Claim has exhausted all remedies with respect to such insurance policy. To the extent that one or more of the applicable insurers agrees to satisfy in full a Claim (if and to the extent adjudicated by a court of competent jurisdiction), then immediately upon such insurers’ agreement, such Claim may be expunged without a Claim objection having to be filed and without any further notice to or action, order, or approval of the Bankruptcy Court.

          (c) Applicability of Insurance Policies
     Except as otherwise provided in the Plan, Distributions to Holders of Allowed Claims shall be in accordance with the provisions of any applicable insurance policy. Nothing contained in the Plan shall constitute or be deemed a waiver of any Cause of Action that the Debtors or Liquidating Debtors or any Entity may hold against any other Entity, including insurers under any policies of insurance, nor shall anything contained in the Plan constitute or be deemed a waiver by such insurers of any defenses, including coverage defenses. To the extent that one or more of the Liquidating Debtors’ insurers pays a Claim in full, then immediately upon such payment, such Claim may be expunged without the necessity of filing a Claim objection and without any further notice to or action, order or approval of the Bankruptcy Court.
Section 5.08 Fractional Dollars; De Minimis Distributions
     Any other provision of the Plan notwithstanding, payments of fractions of dollars shall not be made. Whenever any payment of a fraction of a dollar under the Plan would otherwise be called for, the actual payment made shall reflect a rounding of such fraction to the nearest whole dollar (up or down), with half dollars being rounded down. The Disbursing Agent, the Liquidating Debtors, or the Plan Administrator, as applicable, or any indenture trustee, agent, or servicer, as the case may be, shall not make any payment of less than one hundred dollars ($100.00) with respect to any Claim unless a request therefore is made in writing to such Disbursing Agent, the Liquidating Debtors, or the Plan Administrator, as applicable, indenture trustee, agent, or servicer, as the case may be.
Section 5.09 Withholding and Reporting Requirements
     In connection with the Plan and all Distributions hereunder, the Disbursing Agent, the Liquidating Debtors, or the Plan Administrator, as applicable, shall comply, to the extent applicable, with all tax withholding and reporting requirements imposed by any federal, state, local, or foreign taxing authority, and all Distributions hereunder shall be subject to any such withholding and reporting requirements. The Disbursing Agent, the Liquidating Debtors, or the Plan Administrator, as applicable, shall be authorized to take any and all actions that may be necessary or appropriate to comply with such withholding and reporting requirements.
Section 5.10 Expunging of Certain Claims
     All Claims marked or otherwise designated as “contingent, unliquidated or disputed” on the Bankruptcy Schedules and for which no proof of claim has been timely filed, shall be deemed disallowed and such claim may be expunged without the necessity of filing a Claim objection and without any further notice to, or action, order or approval of the Bankruptcy Court.

ARTICLE VI
EXECUTORY CONTRACTS, UNEXPIRED LEASES AND OTHER AGREEMENTS
Section 6.01 Assumption or Rejection of Executory Contracts and Unexpired Leases
     On the Effective Date, and to the extent permitted by applicable law, all of the Debtors’ executory contracts and unexpired leases will be rejected unless such executory contract or unexpired lease: (a) is identified on the Assumed Contract Schedule, as may be amended from time to time, as an executory contract or unexpired lease being assumed pursuant to the Plan; (b) is the subject of a motion to assume or reject filed on or before the Confirmation Hearing; (c) has been previously rejected or assumed; or (d) previously expired or terminated pursuant to its own terms before the Effective Date. The Debtors reserve the right to amend the Assumed Contract Schedule at any time prior to the Effective Date to add or delete any contracts listed, but shall not amend any proposed Cure Payment after ten days prior to the Confirmation Hearing without the consent of the applicable contract or lease counterparty or upon motion filed with the Bankruptcy Court and duly served upon such counterparty.
Section 6.02 Inclusiveness
     Each executory contract or unexpired lease listed on the Assumed Contract Schedule will include any modifications, amendments, supplements, restatements or other agreements made directly or indirectly by any agreement, instrument or other document that in any manner affects such contract or agreement, irrespective of whether such agreement, instrument or other document is listed on the Assumed Contract Schedule.
Section 6.03 Approval of Assumption or Rejection of Executory Contracts and Unexpired Leases
     The Confirmation Order will constitute an order of the Bankruptcy Court approving, pursuant to Bankruptcy Code § 365, as applicable, (a) the rejection of each executory contract or unexpired lease as set forth herein, as of the Confirmation Date; or (b) the assumption of each executory contract or unexpired lease the Assumed Contract Schedule (as such may be amended prior to the Effective Date), as of and conditioned on the occurrence of the Effective Date. Any counterparty to an executory contract or unexpired lease that fails to object to such assumption by the Plan Voting Deadline will be deemed to have consented to such assumption.
Section 6.04 Pass-Through
     Except as otherwise provided in the Plan, any rights or arrangements necessary or useful to the operation of the Liquidating Debtors’ activities but not otherwise addressed as a Claim or Interest, including non-exclusive or exclusive patent, trademark, copyright, maskwork or other intellectual property licenses and other executory contracts not assumable under Bankruptcy Code § 365(c), shall, in the absence of any other treatment under the Plan or Confirmation Order, be passed through the Chapter 11 Cases for the benefit of the Liquidating Debtors and the counterparty shall be deemed unaltered and unaffected by the bankruptcy filings or Chapter 11 Cases.
Section 6.05	Preexisting Obligations to the Debtors Under Executory Contracts and Unexpired Leases
     Rejection or repudiation of any executory contract or unexpired lease pursuant to the Plan or otherwise shall not constitute a termination of pre-existing obligations owed to the Debtors under such contracts or leases. In particular, notwithstanding any nonbankruptcy law to the contrary, the Liquidating Debtors expressly reserve and do not waive any right to receive, or any continuing obligation of a counterparty to provide, warranties or continued maintenance obligations on goods previously purchased by the contracting Debtors or Liquidating Debtors, as applicable, from counterparties to rejected or repudiated executory contracts or unexpired leases.
Section 6.06 Intercompany Contracts, Assumed Contracts and Leases
     Intercompany contracts and executory contracts and unexpired leases assumed by any Debtor may be performed by the applicable Liquidating Debtor in the ordinary course of business after the Effective Date.
Section 6.07 Contracts and Leases Entered Into After Petition Date
     Contracts and leases with third parties entered into after the Petition Date by any Debtor may be performed by the applicable Liquidating Debtor in the ordinary course of business after the Effective Date.
Section 6.08 Reservation of Rights
     Nothing contained in the Plan shall constitute an admission by the Liquidating Debtors that any contract or lease is in fact an executory contract or unexpired lease or that any Liquidating Debtor has any liability thereunder. If there is a dispute regarding whether a contract or lease is or was executory or unexpired at the time of assumption or rejection, the Debtors or the Liquidating Debtors, as applicable, shall have thirty days following entry of a Final Order resolving such dispute to alter their treatment of such contract or lease.
     Additionally, notwithstanding anything contained herein to the contrary, if there is a dispute as to Cure Payments, adequate assurance of future performance or any other matter related to any executory contract or unexpired lease, the Debtors or Liquidating Debtors, as the case may be, may, in their sole and absolute discretion, determine to reject any executory contract or unexpired lease at any time prior to thirty days after the entry of a Final Order resolving such dispute. The effective date of any rejection effected pursuant to the preceding sentence shall be the Effective Date regardless of when the Debtors or Liquidating Debtors send notice of such rejection.

Section 6.09 Nonoccurrence of Effective Date
     In the event that the Effective Date does not occur, the Bankruptcy Court shall retain jurisdiction with respect to any request by the Debtors to extend the deadline for assuming or rejecting unexpired leases pursuant to Bankruptcy Code § 365(d)(4).
Section 6.10 Cure Provisions
     Except as otherwise provided under the Plan, any Cure Payment shall be effected or otherwise satisfied by prompt payment of such monetary amount as contemplated by Bankruptcy Code § 365(b)(1)(A) or as otherwise agreed to by the parties. The Assumed Contract Schedule sets forth the Cure Payment for each executory contract and unexpired lease to be assumed by the Debtors. If the non-Debtor party to the executory contract or unexpired lease objects to the proposed Cure Payment, such non-Debtor party must file an objection with the Bankruptcy Court to such Cure Payment on or before the Plan Voting Deadline; failure to timely file such objection shall be deemed acceptance by such non-Debtor party of the Cure Payment for all purposes. If there is a dispute regarding (a) the timing of any Cure Payment required in order to meet the promptness requirement of § 365(b)(1), (b) the nature, extent or amount of any cure requirement, (c) the Liquidating Debtors’ ability or the ability of the Debtors’ assignees to provide “adequate assurance of future performance” (within the meaning of Bankruptcy Code § 365) under the contract or lease to be assumed, or (d) any other matter pertaining to assumption, subject to the provisions of the Plan, Cure Payment will occur on the next occurring Distribution Date following the entry of a Final Order resolving the dispute and approving the assumption or assumption and assignment, as the case may be.
     To the extent it is impossible for a Liquidating Debtor to cure a default arising from any failure to perform a non-monetary obligation, such default shall be cured by performance by the applicable Liquidating Debtor (or its assignee, as to the case may be) at or after assumption (and assignment, if applicable) in accordance with the terms of the applicable unexpired lease or executory contract, with the applicable executory contract or unexpired lease remaining in effect for the benefit of the applicable Liquidating Debtor. Any non-Debtor party objecting to such cure of non-monetary obligations must file an objection to such cure with the Bankruptcy Court on or before the Plan Voting Deadline; failure to timely file such objection shall be deemed acceptance by such non-Debtor party of the cure of non-monetary defaults for all purposes.
Section 6.11 Claims Based on Rejection of Executory Contracts and Unexpired Leases
     Unless otherwise provided by an order of the Bankruptcy Court approving the rejection of an executory contract or unexpired lease, if the rejection of an executory contract or unexpired lease gives rise to a Claim by the non-Debtor party to such executory contract or unexpired lease, such Claim shall be forever barred and shall not be enforceable against the Debtors, their Estates, the Liquidating Debtors, the Plan Administrator or any of their respective assets or property, unless a proof of Claim is Filed and served on the Debtors or Plan Administrator, as applicable, no later than thirty days after the later of the (i) filing of a notice of the occurrence of the Effective Date or (ii) entry of an order authorizing the rejection of such executory contract or unexpired lease. All Allowed Claims arising from the rejection of the Debtors’ executory contracts and unexpired leases shall be classified as General Unsecured Claims or Qualified Investor Claims, as applicable, and shall be treated in accordance with the provisions of the Plan; provided, however, if the Holder of an Allowed Claim (other than Maritime Lien Claims) for rejection damages has an unavoidable security interest in any Collateral to secure obligations under such rejected executory contract or unexpired lease, the Allowed Claim for rejection damages shall be treated as an Other Secured Claim to the extent of the value of such Holder’s interest in the Collateral, with the deficiency, if any, treated as a General Unsecured Claim or Qualified Investor Claim, as applicable.
Section 6.12 Indemnification Rights and Insurance Coverage
     Pursuant to the Holdco / Opco Settlement, the Opco Entities have purchased for the benefit of the existing TMS directors, officers and employees, those TMS directors, officers and employees holding such positions as of the Petition Date, and their respective affiliates, representatives, advisors and agents, a six year tail director and officer insurance coverage policy consistent with existing policies.
     The Indemnification Rights and insurance coverage provided pursuant to the Holdco / Opco Settlement by the Opco Entities shall not be affected in any manner by the Plan.
Section 6.13 Insurance Policies and Agreements
     The insurance policies issued to, or insurance agreements entered into by, the Debtors prior to the Petition Date set forth in the Plan Supplement shall continue in effect after the Effective Date for the benefit of the Liquidating Debtors and all other beneficiaries thereof. To the extent that such insurance policies or agreements are considered to be executory contracts, then, notwithstanding anything to the contrary in the Plan, the Plan shall constitute a motion to assume (and assign to the Liquidating Debtors if necessary to continue such insurance policies in full force) or ratify such insurance policies and agreements, and, subject to the occurrence of the Effective Date, the entry of the Confirmation Order shall constitute approval of such assumption (and assignment, if necessary) pursuant to Bankruptcy Code § 365(a) and a finding by the Bankruptcy Court that each such assumption (and assignment, if necessary) is in the best interest of each Debtor and its Estate. Unless otherwise determined by the Bankruptcy Court pursuant to a Final Order or agreed to by the parties thereto prior to the Effective Date, no payments shall be required to cure any defaults of the Debtors existing as of the Confirmation Date with respect to each such insurance policy or agreements. If the Bankruptcy Court determines otherwise as to any such insurance policy or agreement, the Debtors reserve the right to seek the rejection of such insurance policy or agreement or other available relief.

ARTICLE VII
PROCEDURES FOR RESOLVING DISPUTED,
CONTINGENT, AND UNLIQUIDATED CLAIMS
Section 7.01 Objections to Claims
          (a) Authority
     Subject to the express provisions of this Plan, the Debtors, the Liquidating Debtors, or the Plan Administrator (or their authorized representatives), as applicable, shall have the exclusive authority to file, settle, compromise, withdraw, or litigate to judgment any objections to Claims. Subject to Section 4.08 hereof, from and after the Effective Date, the Liquidating Debtors or the Plan Administrator (or their authorized representatives), as applicable, may settle or compromise any Disputed Claim without approval of the Bankruptcy Court. Subject to Section 4.08 hereof, the Liquidating Debtors or the Plan Administrator (or their authorized representatives), as applicable, also shall have the right to resolve any Disputed Claim outside the Bankruptcy Court under applicable governing law.
          (b) Objection Deadline
     As soon as practicable, but no later than the Claims Objection Deadline, the Liquidating Debtors or the Plan Administrator (or their authorized representatives), as applicable, may file objections with the Bankruptcy Court and serve such objections on the Creditors holding the Claims to which objections are made. Nothing contained herein, however, shall limit the right of the Liquidating Debtors or the Plan Administrator (or their authorized representatives), as applicable, to object to Claims, if any, filed or amended after the Claims Objection Deadline. The Claims Objection Deadline may be extended by the Bankruptcy Court upon motion by the applicable Liquidating Debtor or the Plan Administrator (or their authorized representatives), as applicable, without notice or hearing. Bankruptcy Rule 9006-2 shall apply to any motion to extend the Claims Objection Deadline.
Section 7.02 Estimation of Claims
     Any Debtor, Liquidating Debtor, or the Plan Administrator (or their authorized representatives), as applicable, may at any time request that the Bankruptcy Court estimate any contingent or unliquidated Claim pursuant to Bankruptcy Code § 502(c), regardless of whether the Debtors, the Liquidating Debtors or the Plan Administrator, as applicable, have previously objected to such Claim or whether the Bankruptcy Court has ruled on any objection, and the Bankruptcy Court will retain jurisdiction to estimate any Claim at any time during litigation concerning any objection to any Claim or including during the pendency of any appeal related to any such objection. In the event the Bankruptcy Court estimates any contingent or unliquidated Claim, that estimated amount will constitute either the Allowed amount of such Claim or a maximum limitation on such Claim, as determined by the Bankruptcy Court. If the estimated amount constitutes a maximum limitation on such Claim, the Debtors, Liquidating Debtors, or the Plan Administrator, as applicable, may elect to pursue any supplemental proceedings to object to any ultimate payment on such Claim. All of the aforementioned objection, estimation and resolution procedures are cumulative and are not necessarily exclusive of one another. Claims may be estimated and thereafter resolved by any permitted mechanism.
Section 7.03 No Distributions Pending Allowance
     Notwithstanding any other provision of the Plan, no payments or Distributions shall be made with respect to all or any portion of a Disputed Claim unless and until all objections to such Disputed Claim have been settled or withdrawn or have been determined by Final Order, and the Disputed Claim, or some portion thereof, has become an Allowed Claim. The Plan Administrator shall maintain a reserve for distribution on account of Disputed Claims sufficient to cover such Claims in the event they become Allowed Claims in whole or in part.
Section 7.04 Distributions After Allowance
     The Disbursing Agent shall make payments and Distributions to each Holder of a Disputed Claim that has become an Allowed Claim in accordance with the provisions of the Plan governing the Class of Claims to which such Holder belongs. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing all or part of any Disputed Claim becomes a Final Order, the Disbursing Agent shall distribute to the Holder of such Claim the Distribution (if any) that would have been made to such Holder on the Distribution Date had such Allowed Claim been allowed on the Distribution Date.
Section 7.05 Claims Already Satisfied
     Notwithstanding the contents of the Bankruptcy Schedules, Claims listed therein as undisputed, liquidated and not contingent shall be reduced by the amount, if any, that was paid by the Debtors prior to the Effective Date including pursuant to orders of the Bankruptcy Court. To the extent such payments are not reflected in the Bankruptcy Schedules, such Bankruptcy Schedules will be deemed amended and reduced to reflect that such payments were made. Nothing in the Plan shall preclude the Liquidating Debtors from paying Claims that the Liquidating Debtors were authorized to pay pursuant to any Final Order entered by the Bankruptcy Court prior to the Confirmation Date.
Section 7.06 Compliance with Tax Requirements/Allocations
     In connection with the Plan, to the extent applicable, the Liquidating Debtors shall comply with all tax withholding and reporting requirements imposed on them by any governmental unit, and all Distributions pursuant hereto shall be subject to such withholding and reporting requirements. Distributions received by Holders of Claims in satisfaction of interest-bearing obligations shall be allocated first to the full satisfaction of principal of such interest-bearing obligations and second in satisfaction of any accrued and unpaid interest. Notwithstanding any provision in the Plan to the contrary, the Liquidating Debtors or the Plan Administrator, as applicable, (or their authorized representatives) and/or the Disbursing Agent shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the Distributions to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding Distributions pending receipt of information necessary to facilitate such Distributions, or establishing any other mechanisms they believe are reasonable and appropriate. The Liquidating Debtors or the Plan Administrator, as applicable, reserve the right to allocate all Distributions made under the Plan in compliance with all applicable wage garnishments, alimony, child support, and other spousal awards, liens and encumbrances.
ARTICLE VIII
CONDITIONS PRECEDENT TO CONFIRMATION
AND CONSUMMATION OF THE PLAN
Section 8.01 Conditions Precedent to Confirmation
     Confirmation will not occur unless and until:
          (a) The Bankruptcy Court has approved the Disclosure Statement as containing adequate information with respect to the Plan within the meaning of Bankruptcy Code § 1125;
          (b) The Bankruptcy Court has entered the Confirmation Order in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the 8.125% Notes Indenture Trustee, which shall include a finding of fact and conclusion of law that the Debtors, and their respective present and former members, officers, directors, managers, employees, advisors, attorneys and agents, acted in good faith within the meaning of and with respect to all of the actions described in Bankruptcy Code § 1125(e) and are therefore not liable for the violation of any applicable law, rule, or regulation governing such actions;
          (c) The most current version of the Plan Supplement and all of the schedules, documents, and exhibits contained therein shall be filed in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the 8.125% Notes Indenture Trustee.
Section 8.02 Conditions Precedent to Effective Date
     The following are conditions precedent to the occurrence of the Effective Date, each of which must be satisfied or waived in accordance with Section 8.04 hereof:
          (a) The Confirmation Order shall have been entered in form and substance reasonably acceptable to the Debtors, the Creditors’ Committee and the 8.125% Notes Indenture Trustee, and has become a Final Order;
          (b) The Plan and all related documents requiring execution in accordance with the Plan, including the Transition Services Agreement, have been executed and delivered, and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred, contained therein have been satisfied or waive in accordance therewith);
          (c) Appointment by the Bankruptcy Court of a Plan Administrator;
          (d) The Plan Administrator and the Plan Advisory Committee shall have been designated in accordance with the Plan;
          (e) The Debtors shall have sufficient Cash to fund the General Unsecured Claims Fund (other than the $150,000 of proceeds of the D&O Litigation which shall not be required to be funded as a condition to the occurrence of the Effective Date) and pay and satisfy all Allowed Administrative Claims in accordance with Section 2.02 hereof;
          (f) All authorizations, consents, and regulatory approvals required, if any, in connection with the consummation of the Plan shall have been obtained;
          (g) There shall not be in effect on the Effective Date any (i) order entered by a court or (ii) any order, opinion, ruling or other decision entered by any other court or governmental entity or (iii) any applicable law staying, restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by the Plan; and
          (h) No request for revocation of the Confirmation Order under Bankruptcy Code § 1144 shall remain pending.
Section 8.03 Substantial Consummation
     On the Effective Date, the Plan shall be deemed to be substantially consummated under Bankruptcy Code §§ 1101 and 1127(b).
Section 8.04 Waiver of Conditions
     Each of the conditions set forth in Section 8.02 hereof may be waived in whole or in part with (a) the written consent of the Debtors and (b) the written consent of the Creditors’ Committee and the 8.125% Notes Indenture Trustee, which consent shall not be unreasonably withheld, and without any notice to other parties in interest or the Bankruptcy Court and without a hearing. The failure to satisfy or waive any condition to the Effective Date may be asserted by the Debtors or the Liquidating Debtors regardless of the circumstances giving rise to the failure of such condition to be satisfied (including any action or inaction by the Debtors or Liquidating Debtors). The failure of the Debtors or the Liquidating Debtors to exercise any of the foregoing rights shall not be deemed a waiver of any other rights, and each such right shall be deemed an ongoing right that may be asserted at any time.

Section 8.05 Revocation, Withdrawal, or Non-Consummation
     The Debtors reserve the right to revoke or withdraw the Plan at any time prior to the Confirmation Date and to file subsequent plans of liquidation. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then (a) the Plan shall be null and void in all respects, (b) any settlement or compromise embodied in the Plan (including the fixing or limiting to an amount certain of any Claim or Class of Claims) unless otherwise agreed to by the Debtors and any counterparty to such settlement or compromise, and any document or agreement executed pursuant to the Plan shall be deemed null and void and (c) nothing contained in the Plan or Disclosure Statement, and no acts taken in preparation for consummation of the Plan, shall (i) constitute or be deemed to constitute a waiver or release of any Claims by or against, or any Interests in, the Debtors, the Liquidating Debtors, or any other Person, (ii) prejudice in any manner the rights of the Debtors, Liquidating Debtors, or any Person in any further proceedings involving the Debtors or Liquidating Debtors; or (iii) constitute an admission of any sort by the Debtors, Liquidating Debtors, or any other Person. Notwithstanding the above, revocation, withdrawal or failure to consummate the Plan shall not affect any settlement previously approved by the Bankruptcy Court, including without limitation the Holdco / Opco Settlement and such settlements (once effective by their terms) are and remain fully enforceable.
ARTICLE IX
AMENDMENTS AND MODIFICATIONS
     Subject to Bankruptcy Code § 1127, the Debtors may alter, amend or modify the Plan at any time prior to or after the Confirmation Date but prior to the Effective Date. A Holder of a Claim or Interest that has accepted the Plan shall be deemed to have accepted the Plan, as altered, amended or modified, if the proposed alteration, amendment or modification does not materially and adversely change the treatment of the Claim or Interest of such Holder.
ARTICLE X
RETENTION OF JURISDICTION
     Under Bankruptcy Code §§ 105(a) and 1142, and notwithstanding entry of the Confirmation Order and occurrence of the Effective Date, the Bankruptcy Court shall retain exclusive jurisdiction over all matters arising out of, or related to, the Chapter 11 Cases and the Plan to the fullest extent permitted by law, including, among other things, jurisdiction to:
     A. Allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any objections to the secured or unsecured status, priority, amount or allowance of Claims or Interests;
     B. Hear and determine all applications for compensation and reimbursement of expenses of Professionals under Bankruptcy Code §§ 327, 328, 330, 331, 503(b), 1103 or 1129(a)(4); provided, however, that from and after the Effective Date, the payment of fees and expenses of professionals retained by the Liquidating Debtors shall be made in the ordinary course of business and shall not be subject to the approval of the Bankruptcy Court;
     C. Hear and determine all matters with respect to the assumption or rejection of any executory contract or unexpired lease to which one or more of the Liquidating Debtors are parties or with respect to which one or more of the Liquidating Debtors may be liable, including, if necessary, the nature or amount of any required Cure Payment or the liquidation of any Claims arising therefrom;
     D. Hear and determine any and all adversary proceedings, motions, applications, and contested or litigated matters arising out of, under, or related to, the Chapter 11 Cases;
     E. Enter and enforce such orders as may be necessary or appropriate to enforce, execute, implement, or consummate the provisions of the Plan and all contracts, instruments, releases, and other agreements or documents created in connection with the Plan, the Disclosure Statement or the Confirmation Order and the Holdco / Opco Settlement;
     F. Hear and determine disputes arising in connection with the interpretation, implementation, consummation, or enforcement of the Plan, including disputes arising under agreements, documents or instruments executed in connection with the Plan;
     G. Consider any modifications of the Plan, cure any defect or omission, or reconcile any inconsistency in any order of the Bankruptcy Court, including, without limitation, the Confirmation Order;
     H. Issue injunctions, enter and implement other orders, or take such other actions as may be necessary or appropriate to restrain interference by any Entity with implementation, consummation, or enforcement of the Plan or the Confirmation Order or the Holdco / Opco Settlement;
     I. Enter and implement such orders as may be necessary or appropriate if the Confirmation Order is for any reason reversed, stayed, revoked, modified, or vacated;
     J. Hear and determine any matters arising in connection with or relating to the Plan, the Disclosure Statement, the Confirmation Order, the Holdco / Opco Settlement or any contract, instrument, release, or other agreement or document created in connection with each of the foregoing;
     K. Enforce all orders, judgments, injunctions, releases, exculpations, indemnifications and rulings entered in connection with the Chapter 11 Cases or pursuant to the Plan;

     L. Recover all assets of the Liquidating Debtors and property of the Estates, wherever located;
     M. Hear and determine matters concerning state, local, and federal taxes in accordance with Bankruptcy Code §§ 346, 505, and 1146;
     N. Hear and determine all disputes involving the existence, nature, or scope of any releases and exculpations granted in the Plan to the Debtors or any other party;
     O. Hear and determine all issues involving the appointment or removal of the Debtors’ appointment to the Plan Advisory Committee;
     P. Hear and determine such other matters as may be provided in the Confirmation Order or as may be authorized under, or not inconsistent with, provisions of the Bankruptcy Code;
     Q. Enter an order or final decree concluding or closing the Chapter 11 Cases;
     R. Enforce all orders previously entered by the Bankruptcy Court; and
     S. Hear and determine all disputes involving a proposed sale of any assets of the Estates after the Effective Date; and
     T. Approve assumption and assignment of executory contracts as part of a post-Effective Date sale.
     Notwithstanding the retention of jurisdiction provided herein, where the Plan provides that the Liquidating Debtors may take action or otherwise exercise rights under the Plan without further approval of the Bankruptcy Court, the retention of jurisdiction provided for herein shall not require the Liquidating Debtors to seek Bankruptcy Court approval before taking such action or exercising rights under the Plan.
ARTICLE XI
COMPROMISES AND SETTLEMENTS
     Pursuant to Bankruptcy Code § 363 and Bankruptcy Rule 9019, in consideration for, among other things, the proposed classification of Claims and Interests under the Plan, the Distributions to the Holders of 8.125% Notes Secured Claims, Qualified Investor Claims, General Unsecured Claims and 8.125% Notes Deficiency Claims and other benefits provided hereunder, including the proportional Distributions of the remaining assets of the Liquidating Debtors as set forth in this Plan, the creation and funding of the General Unsecured Claims Fund, the satisfaction of the Administrative Claims of the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee for fees and expenses, and the releases and exculpatory provisions contemplated by this Plan, the Plan constitutes a settlement of the following disputes and controversies, among others: (a) the extent and validity of the Allowed amount of the

Secured Claim of the 8.125% Notes Indenture Trustee, (b) the extent and validity of the Liens, Claims and security interests, if any, of the 8.125% Notes Indenture Trustee and the Holders of the 8.125% Notes on the EMSL Proceeds, (c) the allocation of the proceeds of the Holdco / Opco Settlement among the chapter 5 claims and Holdco / Opco Intercompany Claims that were compromised and settled in connection therewith, and the resultant Liens, Claims and security interests of the 8.125% Notes Indenture Trustee and the Holders of the 8.125% Notes, if any, that would attach thereto based on such allocation, (d) the breadth and comprehensiveness of the release and exculpatory provisions contemplated by the Plan, (e) the appropriate classification of the various Claims and Interests under the Plan, (f) the appropriate Distribution of the remaining assets of the Liquidating Debtors to the various Holders of Claims and Interests, and (g) the timing and priority of such Distributions under the Plan. The settlement embodied by the Plan is intended to effectuate the waiver and release of any and all asserted and/or Allowed Superpriority Administrative Claims and asserted and/or Allowed Secured Claims of the 8.125% Notes Indenture Trustee and the Holders of the 8.125% Notes on account of the 8.125% Notes in exchange for the treatment afforded to the Allowed Claims of the 8.125% Notes Indenture Trustee and the Holders of the 8.125% Notes on account of the 8.125% Notes as set forth in the Plan. This settlement is intended to and does constitute a full, final and complete good-faith compromise and settlement of all disputes and controversies between the relevant parties to this matter including the Debtors, the Creditors’ Committee, the 8.125% Notes Indenture Trustee on behalf of its Holders and the 3% Unsecured Debentures Indenture Trustee on behalf of its Holders.
     In addition, the Plan shall constitute a good-faith compromise and settlement of all Claims, Interests and controversies relating to the contractual, legal, and subordination rights that a Holder of a Claim may have with respect to any Allowed Claim or Interest, or any distribution to be made on account of such Allowed Claim or Interest, and shall include a settlement of all Claims arising prior to the Petition Date, whether known or unknown, foreseen or unforeseen, asserted or unasserted, arising out of, relating to or in connection with the business or affairs of, or transactions with, the Debtors.
     The entry of the Confirmation Order shall constitute, pursuant to Bankruptcy Rule 9019, the Bankruptcy Court’s approval of each of the foregoing compromises or settlements, and all other compromises and settlements provided for in the Plan, and the Bankruptcy Court’s findings shall constitute its determination that such compromises and settlements are in the best interests of the Debtors, the Estates, Creditors and other parties in interest, and are fair, equitable and within the range of reasonableness.
     Except as expressly provided in the Plan, it is not the intent of the Debtors that Confirmation shall in any manner alter or amend any settlement and compromise between the Debtors and any Person that has been previously approved by the Bankruptcy Court, including, without limitation, the Holdco / Opco Settlement. Except as expressly provided in the Plan, to the extent of any conflict between the terms of the Plan and the terms of any prior settlement, the terms of the prior settlement shall control and such prior settlement shall be enforceable according to its terms.

ARTICLE XII
MISCELLANEOUS PROVISIONS
Section 12.01 Bar Dates for Certain Claims
          (a) Administrative Claims; Substantial Contribution Claims; Superpriority Administrative Claims
     The Confirmation Order will establish a bar date for filing of all Administrative Claims, including Substantial Contribution Claims and Superpriority Administrative Claims (but not including Professional Fee Claims, Claims for the expenses of the members of the Creditors’ Committee, Claims for United States Trustee fees under 28 U.S.C. § 1930, any applicable court fees, Claims for the fees and expenses of the 8.125% Notes Indentures Trustee and the 3% Unsecured Debentures Indenture Trustee, and Administrative Claims in section (b) or (c) below (the “Excluded Administrative Claims”)), which date will be forty-five days after the Effective Date (the “Administrative Claims Bar Date”). Holders of asserted Administrative Claims, Substantial Contribution Claims and Superpriority Administrative Claims, other than Excluded Administrative Claims, must submit proofs of such Claims on or before such Administrative Claims Bar Date or forever be barred from doing so. A notice prepared by the Debtors or Liquidating Debtors will set forth such date and constitute notice of this Administrative Claims Bar Date. The Liquidating Debtors or Plan Administrator, as applicable, shall have forty-five days (or such longer period as may be allowed by order of the Bankruptcy Court) following the Administrative Claims Bar Date to review and object to such Administrative Claims before a hearing for determination of allowance of such Claims.
          (b) Administrative Ordinary Course Liabilities
     Holders of Administrative Claims that are based on liabilities incurred in the ordinary course of the applicable Debtors’ businesses (other than Claims of governmental units for taxes and for interest and/or penalties related to such taxes) shall not be required to file any request for payment of such Administrative Claims. Such Administrative Claims, unless objected to by the Debtors, Liquidating Debtors or Plan Administrator, as applicable, shall be assumed and paid by the applicable Debtors, in Cash, pursuant to the terms and conditions of the particular transaction giving rise to such Administrative Claim. For the avoidance of doubt, Holders of Administrative Claims pursuant to Bankruptcy Code § 503(b)(9) shall be required to file a proof of Administrative Claim on or before the earlier or (i) the claims bar date previously established by order of the Bankruptcy Court; or (ii) the Administrative Claims Bar Date.
          (c) Administrative Tax Claims
     All requests for payment of Administrative Claims by a governmental unit for taxes (and for interest and/or penalties related to such taxes) for any tax year or period, all or any portion of which occurs or falls within the period from and including the Petition Date through and including the Effective Date, and for which no bar date has otherwise been previously established, must be filed and served on the Debtors, Liquidating Debtors or Plan Administrator,

as applicable, and any other party specifically requesting a copy in writing on or before the later of (a) thirty days following the Effective Date; and (b) one hundred and twenty days following the filing of the tax return for such taxes for such tax year or period with the applicable governmental unit. Any Holder of any such Claim that is required to file a request for payment of such taxes and does not file and properly serve such a Claim by the applicable bar date shall be forever barred from asserting any such Claim against the Debtors, the Liquidating Debtors or their property, regardless of whether any such Claim is deemed to arise prior to, on, or subsequent to the Effective Date. Any interested party desiring to object to an Administrative Claim for taxes must file and serve its objection on counsel to the Debtors, Liquidating Debtors or Plan Administrator, as applicable, and the relevant taxing authority no later than ninety days after the taxing authority files and serves its application.
          (d) Professional Fee Claims
     All final requests for Professional Fee Claims pursuant to Bankruptcy Code §§ 327, 328, 330, 331, 363, 503(b) or 1103 for services rendered to or on behalf of the applicable Debtors or the Creditors’ Committee prior to the Effective Date (other than Substantial Contribution Claims under Bankruptcy Code § 503(b)(4)) must be filed and served on the Debtors, Liquidating Debtors or Plan Administrator, as applicable, and their counsel no later than sixty days after the Effective Date, unless otherwise ordered by the Bankruptcy Court. Objections to applications of such Professionals or other Entities for compensation or reimbursement of expenses must be filed and served on the Debtors, Liquidating Debtors or Plan Administrator, as applicable, and their counsel and the requesting Professional or other Entity no later than sixty days (or such longer period as may be allowed by order of the Bankruptcy Court) after the date on which the applicable application for compensation or reimbursement was served.
          (e) Trustee Claims
     All requests for payment of the Administrative Claims of the 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee shall be provided in writing to the Debtors, the Creditors’ Committee, 8.125% Notes Indenture Trustee and the 3% Unsecured Debentures Indenture Trustee prior to the Effective Date, and the Liquidating Debtors, the Plan Administrator and the Plan Advisory Committee after the Effective Date, along with copies, redacted for privilege, of all relevant invoices and other applicable documentation. If none of the above parties lodges an objection to such payment request within 15 days of receipt of the request, the Debtors or the Liquidating Debtors, as applicable, are authorized to pay the amounts set forth in the payment request without further notice to any party or further order of the Bankruptcy Court.
Section 12.02 Payment of Statutory Fees
     On or before the Effective Date, the Debtors shall have paid in full, in Cash (including by check or wire transfer), in U.S. dollars, all fees payable pursuant to 28 U.S.C. § 1930, in the amount determined by the Bankruptcy Court at the Confirmation Hearing.

Section 12.03 Severability of Plan Provisions
     If, prior to Confirmation, any term or provision of the Plan is held by the Bankruptcy Court to be invalid, void or unenforceable, the Bankruptcy Court, at the request of the Debtors, the Creditors’ Committee and the 8.125% Notes Indenture Trustee, shall have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void or unenforceable, and such term or provision shall then be applicable as altered or interpreted. Notwithstanding any such holding, alteration or interpretation, the remainder of the terms and provisions of the Plan shall remain in full force and effect and shall in no way be affected, impaired or invalidated by such holding, alteration or interpretation, unless such holding, alteration or interpretation of such term or provision would materially frustrate the overall purpose of the Plan. The Confirmation Order shall constitute a judicial determination and shall provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.
Section 12.04 Successors and Assigns
     The rights, benefits and obligations of any Person or Entity named or referred to in the Plan, including any Holder of a Claim, shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, successor or assign of such Person or Entity.
Section 12.05 No Discharge of the Debtors
     Pursuant to Bankruptcy Code § 1141(d)(3), Confirmation will not discharge the Debtors under Bankruptcy Code § 1141 of any debts; provided, however, upon Confirmation, the occurrence of the Effective Date and the Distributions contemplated hereunder, Holders of Claims and Interests may not seek payment or recourse against the Debtors, the Liquidating Debtors or the Estates, as applicable, or otherwise be entitled to any Distribution except as expressly provided in the Plan.
Section 12.06 Exculpation and Limitation of Liability
     Except as otherwise specifically provided in the Plan, none of (i) the Debtors and the Liquidating Debtors; (ii) the professionals, consultants and advisors of any of the Debtors that were retained, employed or otherwise working with the Debtors on or after the Petition Date; (iii) the Creditors’ Committee and the Plan Advisory Committee and, solely in their respective capacities as members or representatives of the Creditors’ Committee and the Plan Advisory Committee, as applicable, each member thereof; (iv) the Plan Administrator; (v) the 8.125% Notes Indenture Trustee solely in its capacity as such; (vi) the 3% Unsecured Debentures Indenture Trustee solely in its capacity as such; and (vii) each of such parties’ respective agents, directors, officers, managers, members, employees, advisors, accountants, investment bankers, consultants, attorneys and other representatives of any of the foregoing solely in their respective capacities as such (collectively, the “Protected Parties”), shall have or incur, and each such party is hereby exculpated from, any liability (whether arising under contract, tort, or federal or state securities laws, whether known or unknown, foreseen or unforeseen, then existing or hereafter arising, in law, equity, or otherwise) to, or be subject to any right of action by, any Holder of a Claim or Interest or any other party in interest, or (with respect to such Claims or Interests) any of their respective agents, affiliates, or any of their successors or assigns, for any prepetition or postpetition act or omission taken or not taken (as the case may be) or any other transaction, event, or occurrence in any way connected with, relating to, or arising out of, (i) the Debtors’ Chapter 11 Cases and the commencement and administration thereof; (ii) the Disclosure Statement, the Plan, any documents related thereto, and all transactions contemplated thereby; (iii) the pursuit of Confirmation and the approval of the Disclosure Statement (including, without limitation, the formulation, negotiation, preparation, dissemination, implementation, or administration of any of the foregoing documents, or the solicitation of votes in connection therewith), or any orders of the Bankruptcy Court related thereto; (iv) the administration and Consummation of the Plan and the occurrence of the Effective Date; (v) the property to be distributed under, or sold in the manner contemplated by, the Plan or any other Final Order; (vi) any contract, instrument, release, or other agreement or document created or entered into in connection with the Plan or any Plan Document; (vii) the Holdco / Opco Settlement and the Opco Restructuring; or (viii) any other act taken or omitted to be taken in connection with, or in contemplation of, any of the restructuring or other transactions contemplated by the Plan or any document related thereto, in each instance, except any act, omission, transaction, agreement, event or other occurrence determined by a Final Order to constitute fraud, willful misconduct, or gross negligence (the “Precluded Claims”), and in all respects shall be entitled to rely reasonably upon the advice of counsel with respect to their duties and responsibilities under the Plan.
Section 12.07 Permanent Injunction
     This Plan provides and the Confirmation Order shall provide, among other things, that any Person (other than the Debtors, the Liquidating Debtors, the Creditors’ Committee, the Estates or the Plan Administrator) who has held, holds, or may hold a Claim against or Interest in the Debtors, the Estates, or the Liquidating Debtors, or any Claim against or Interest in any Person (including any Debtor) for which the Debtors or the Liquidating Debtors are or may be directly liable or indirectly liable by way of contribution, indemnity (including an obligation to pay defense costs under the Plan or otherwise) or otherwise is, with respect to any such Claim or Interest, permanently enjoined from and after the Effective Date from taking any of the following actions (i) asserting, commencing, conducting, or continuing in any manner, directly or indirectly, any suit, action or other proceeding of any kind (including, without limitation, any proceeding in a judicial, arbitral, administrative or other forum) against or affecting any of the Debtors, the Estates, or the Liquidating Debtors on account of any Claim for which the Debtors or Liquidating Debtors are directly or indirectly liable by way of contribution, indemnity or otherwise, (ii) enforcing, levying, attaching (including, without limitation, any prejudgment attachment), collecting or otherwise recovering by any manner or means, whether directly or indirectly, any judgment, award, decree or order against any of the Debtors, the Estates, or the Liquidating Debtors; (iii) creating, perfecting or otherwise enforcing in any manner, directly or indirectly, any Lien of any kind against the Debtors, the Estates, or the Liquidating Debtors on account of any Claim for which any of the Debtors or Liquidating Debtors are or may be directly or indirectly liable by way of contribution, indemnity or otherwise; (iv) asserting any right of setoff or subrogation of any kind, directly or indirectly, against any obligation due to any of the Debtors, the Estates, or the Liquidating Debtors, on account of any Claims for which any of the Debtors or Liquidating Debtors are or may be directly or indirectly liable by way of contribution, indemnity or otherwise; (v) acting or proceeding in any manner, in any place whatsoever, that does not conform to or comply with the provisions of the Plan; and (vi) prosecuting, commencing, continuing or otherwise asserting any right, Claim or cause of action released pursuant to the Plan or that is otherwise inconsistent with the provisions of the Plan. Any Person injured by any willful violation of such injunction shall recover actual damages, including costs and attorneys’ fees, and, in appropriate circumstances, may recover punitive damages, from the willful violator(s). Notwithstanding the foregoing, Holders of Disputed Claims are not enjoined from and shall retain all rights to defend or prosecute such Disputed Claims in the Bankruptcy Court, including, without limitation, the right to assert affirmative defenses, setoff, or recoupment, if applicable.
Section 12.08 Releases by the Debtors and their Estates
     Except as otherwise expressly provided in the Plan and subject to the terms of any prior Bankruptcy Court orders, in consideration of, among other things, the Distributions and the obligations of the Debtors contemplated hereby, and the other contracts, instruments, releases, agreements, waivers, and documents to be executed and delivered in connection with the Plan, and in consideration of the efforts of the following parties to facilitate the implementation of the transactions contemplated by the Plan, each of the Debtors and any Person or Entity seeking to exercise rights or claims on behalf of the Debtors and their Estates shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, waived, released and discharged the Protected Parties from all claims, obligations, suits, damages, demands, debts, rights, or Causes of Action the Debtors or the Liquidating Debtors may have against the Protected Parties of whatever kind or nature, whether liquidated or unliquidated, fixed or contingent, matured or unmatured, known or unknown, in law or equity, that are based in whole or in part on any act, omission, transaction, event, or other occurrence taking place on or prior to the Effective Date, relating to or in connection with the Debtors, the Chapter 11 Cases, the Holdco / Opco Settlement and the Opco Restructuring, the conduct of the Debtors’ business, or the Plan; provided, however, that the foregoing release (i) will have no effect on the liability of any Protected Parties arising from an act, omission, transaction, agreement, event or other occurrence determined by a Final Order to constitute fraud, willful misconduct, or gross negligence; and (ii) will not constitute a release or waiver of any defense available to the Debtors or the Liquidating Debtors in connection with any Disputed Claim (including Administrative Claims) asserted against the Debtors, their Estates, or the Liquidating Debtors by any Protected Party. The releases described herein shall be binding upon all Persons. Accordingly, all Persons shall hereby be enjoined from commencing or continuing any action, employment of process, or act to collect, offset, or recover any such claim that could be brought on behalf of or in the name of the Debtors, the Liquidating Debtors or their Estates including any derivative claims asserted or assertable on behalf of the Debtors, the Liquidating Debtors or their Estates. Notwithstanding anything herein to the contrary, in any proceeding brought by the Creditors’ Committee or any other person or entity on behalf of the Debtors or Liquidating Debtors (an “Estate Representative”) against any individuals serving or having served as directors, officers, employees, agents or representatives of the Debtors during the pendency of the Chapter 11 Cases (the “Present Management”), the Estate Representative will not seek any recovery in excess of the dollar amount of the policy limits, as such limits have been actually reduced from time to time by defense costs or other claims made against such policies, of any available directors and officers liability insurance; nothing contained herein shall relieve the Present Management from any liability on a claim for any amount less than the policy limits of any available directors and officers liability insurance. However, should there be no directors and officers liability insurance (including without limitation any deductible or retention) available with respect to a claim, the Estate Representative will not seek recovery on that claim against the Present Management. If the Estate Representative obtains a judgment on a claim against any of the Debtors’ former officers, directors, employees, agents or representatives and such former officer, director, employee, agent or representative obtains a Final Order against any of the Present Management by reason of contribution, indemnification or other claim related to such claim (a “D&O Contribution Claim”), the Estate Representative will reduce its judgment against such former officer, director, employee, agent or representative by the amount of such D&O Contribution Claim.
Section 12.09 Releases by Holders of Claims and Interests
     Except as otherwise expressly provided in the Plan, in consideration of, among other things, the Distributions and the obligations of the Debtors contemplated hereby, and the other contracts, instruments, releases, agreements, waivers, and documents to be executed and delivered in connection with the Plan, and in consideration of the efforts of the following parties to facilitate the implementation of the transactions contemplated by the Plan, all Holders of Claims and Interests who vote in favor of the Plan, for themselves and on behalf of their respective successors and assigns, shall be deemed to have conclusively, absolutely, unconditionally, irrevocably, and forever, released, and discharged the Protected Parties from any and all claims, interests, obligations, rights, suits, damages, losses, costs and expenses, actions, causes of action, remedies, and liabilities of any kind or character whatsoever, including any derivative claims asserted or assertable on behalf of the Debtors, the Liquidating Debtors or their Estates, or any claims arising out of, or relating to, any alleged fiduciary or other duty, any alleged violation of any federal or state securities law or any other law relating to creditors’ rights generally, whether known or unknown, foreseen or unforeseen, liquidated or unliquidated, suspected or unsuspected, matured or unmatured, fixed or contingent, existing or hereafter arising, in law, equity or otherwise, that such Entity ever had, now has or hereafter can, shall or may have, or otherwise would have been entitled to assert (whether individually or collectively or directly or derivatively), against any Protected Party arising from or relating to, directly or indirectly, in whole or in part, the Debtors, the Debtors’ restructuring, the operation of or administration of the Debtors’ business and assets, the Chapter 11 Cases, the purchase, sale or rescission of the purchase or sale of any security of the Debtors, the subject matter of, or the transactions or events giving rise to, any Claim or Interest that is treated in the Plan, the business or contractual arrangements among any two or more of any Debtor or any Affiliate thereof, any Liquidating Debtor or any Protected Party (and the acts or omissions of any other Protected Party in connection therewith), the restructuring of Claims and Interests prior to or in the Chapter 11 Cases, the Holdco / Opco Settlement and the Opco Restructuring, the negotiation, formulation, or preparation of the Plan, Disclosure Statement, or related agreements, instruments, or other documents, or any other act or omission, transaction, agreement, event, or other occurrence, including the management and operation of the Debtors, taking place on or before the Effective Date. Notwithstanding the foregoing, nothing in this Section 12.09 shall release any Protected Party from liability for any act, omission, transaction, agreement, event or other occurrence determined by a Final Order to constitute fraud, willful misconduct, or gross negligence. Further notwithstanding the foregoing, nothing in this Section 12.09 shall be deemed to assert or imply any admission of liability on the part of any of the parties released hereby.
Section 12.10 Satisfaction of Claims
     The rights afforded in the Plan and the treatment of all Claims and Interests herein shall be in exchange for and in complete satisfaction and release of all Claims and Interests of any nature whatsoever against the Debtors or any of their Estates, assets, properties, or interests in property. Except as otherwise provided herein, on the Effective Date, all Claims against and Interests in the Debtors shall be deemed satisfied in full. Neither the Liquidating Debtors, nor their Affiliates, shall be responsible for any pre-Effective Date obligations of the Debtors except those expressly assumed by the Liquidating Debtors or their Affiliates, as applicable. Except as otherwise provided herein, all Persons and Entities shall be precluded and forever barred from asserting against Liquidating Debtors, the Debtors and their Affiliates, their respective successors or assigns, or their Estates, assets, properties, or interests in property any event, occurrence, condition, thing, or other or further Claims or causes of action based upon any act, omission, transaction, or other activity of any kind or nature that occurred or came into existence prior to the Effective Date, whether or not the facts of or legal bases therefore were known or existed prior to the Effective Date.
Section 12.11 Third Party Agreements; Subordination
     The Distributions to the various Classes of Claims and Equity Interests hereunder shall not affect the right of any Person to levy, garnish, attach, or employ any other legal process with respect to such Distributions by reason of any claimed subordination rights or otherwise. All of such rights and any agreements relating thereto shall remain in full force and effect, except as compromised and settled pursuant to the Plan. Distributions to Holders of Claims in Classes that are subject to contractual subordination provisions are subject to distribution in accordance with such contractual subordination provisions as provided in the Plan. Distributions shall be subject to and modified by any Final Order directing Distributions other than as provided in the Plan. The right of the Debtors to seek subordination of any Claim or Equity Interest pursuant to Bankruptcy Code § 510 is fully reserved, and the treatment afforded any Claim or Equity Interest that becomes a subordinated Claim or subordinated Equity Interest at any time shall be modified to reflect such subordination. Unless the Confirmation Order provides otherwise, no Distributions shall be made on account of a subordinated Claim or subordinated Equity Interest.
Section 12.12 Binding Effect
     The Plan shall be binding upon and inure to the benefit of the Liquidating Debtors, all present and former Holders of Claims against and Interests in the Liquidating Debtors, their respective successors and assigns, and all other parties-in-interest in the Chapter 11 Cases.
Section 12.13 Plan Supplement
     Any and all exhibits, lists, or schedules not filed with the Plan or Disclosure Statement shall be contained in the Plan Supplement and filed with the Clerk of the Bankruptcy Court not later than ten days prior to the Plan Voting Deadline or such other filing deadline as may be approved by the Bankruptcy Court. The Plan Supplement will include, at a minimum but without limitation, the following documents:
•	Transition Services Agreement

•	Opco Warrant Agreement

•	Opco Governance Documents

•	Plan Administrator Agreement

•	Schedule of Assumed Contracts

•	Schedule of Insurance Policies

•	List of Initial Post-Effective Date Employees

•	Budget
     Holders of Claims or Interests may also obtain a copy of the Plan Supplement by accessing http://dm.epiq11.com/TMG or upon written request to the Debtors. Notwithstanding the foregoing, the Debtors may amend the Plan Supplement, and any attachments thereto, through and including the Confirmation Date.
Section 12.14 Notices
     Any notice, request, or demand required or permitted to be made or provided under the Plan to or upon the Debtors, Liquidating Debtors or the Plan Administrator shall be (a) in writing, (b) served by (i) certified mail, return receipt requested, (ii) hand delivery, (iii) overnight delivery service, (iv) first class mail, or (v) facsimile transmission, and (c) deemed to have been duly given or made when actually delivered or, in the case of facsimile transmission, when received and telephonically confirmed, addressed as follows:

     If to the Liquidating Debtors:
TRICO MARINE SERVICES, INC.
Trio Marine Services, Inc.
3200 Southwest Freeway, Suite 2950
Houston, TX 77027
with a copy to (which shall not constitute notice):
VINSON & ELKINS L.L.P.
Attn: John E. Mitchell
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, TX 75201-2975
Phone: (214) 220-7700
Facsimile: (214) 220-7716
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
Attn: Robert J. Dehney
1201 N. Market Street
P.O. Box 1347
Wilmington, Delaware 19899-1347
Phone: (302) 658-9200
Facsimile: (302) 658-3989
Section 12.15 Term of Injunctions Or Stay
     Unless otherwise provided in the Plan or Confirmation Order, all temporary injunctions or stays provided for in the Chapter 11 Cases under Bankruptcy Code §§ 105 or 362 or otherwise, and in existence on the Confirmation Date (excluding any injunctions or stays contained in the Plan or Confirmation Order), shall remain in full force and effect until all property of the Debtors and the Liquidating Debtors has been distributed, the Liquidating Debtors have been dissolved, the Plan Administrator Agreement has terminated and the Bankruptcy Court has entered an order closing the Chapter 11 Cases. All injunctions or stays contained in the Plan or Confirmation Order shall remain in full force and effect in accordance with their terms. All permanent injunctions in existence on the Effective Date shall remain in full force and effect as provided in the order imposing such permanent injunction.
Section 12.16 Setoff and Recoupment
     Except as otherwise expressly provided for in the Plan, pursuant to the Bankruptcy Code (including Bankruptcy Code § 553), applicable non-bankruptcy law, or as may be agreed to by the Holder of a Claim or Interest, each Debtor or Liquidating Debtor may setoff or exercise a right of recoupment against any Allowed Claim or Interest and the Distributions to be made pursuant to the Plan on account of such Allowed Claim or Interest (before such Distribution is made), any Claims, rights, and Causes of Action of any nature that such Debtor or Liquidating Debtor, as applicable, may hold against the Holder of such Allowed Claim or Interest, to the extent such Claims, rights, or Causes of Action against such Holder have not been otherwise compromised or settled on or prior to the Effective Date (whether pursuant to the Plan or otherwise); provided, however, that neither the failure to effect such a setoff or right of recoupment nor the allowance of any Claim or Interest pursuant to the Plan shall constitute a waiver or release by such Debtor or Liquidating Debtor of any such Claims, rights, and Causes of Action that such Debtor or Liquidating Debtor may possess against such Holder. In no event shall any Holder of Claims or Interests be entitled to setoff or exercise a right of recoupment against any Claim or Interest against any Claim, right, or Cause of Action of the Debtor or Liquidating Debtor, as applicable, unless such Holder has filed a motion with the Bankruptcy Court requesting the authority to perform such action on or before the Confirmation Date, and notwithstanding any indication in any proof of Claim or Interest or otherwise that such Holder asserts, has, or intends to preserve any rights of setoff or recoupment pursuant to the Bankruptcy Code or otherwise.
Section 12.17 Hart-Scott-Rodino Compliance
     Any of the New TMS Equity Interests to be distributed under the provisions of the Plan to any Entity required to file a Premerger Notification and Report Form under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall not be distributed until the notification and waiting periods applicable under such Act to such Entity shall have expired or been terminated.
Section 12.18 Dissolution of Committee
     On the Effective Date, the Creditors’ Committee shall dissolve and the members of the Creditors’ Committee shall be released and discharged from all authority, duties, responsibilities and obligations related to and arising from and in connection with the Chapter 11 Cases.
Section 12.19 No Admissions
     Notwithstanding anything herein to the contrary, nothing in the Plan shall be deemed as an admission by the Debtor or Liquidating Debtors with respect to any matter set forth herein, including liability on any Claim.
Section 12.20 Governing Law
     Unless a rule of law or procedure is supplied by federal law (including the Bankruptcy Code and Bankruptcy Rules), the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof, shall govern the construction and implementation of the Plan and any agreements, documents, and instruments executed in connection with the Plan (except as otherwise set forth in those agreements, in which case the governing law of such agreement shall control) as well as corporate governance matters with respect to the Liquidating

Debtors; provided, however, that corporate governance matters relating to the Debtors or Liquidating Debtors, as applicable, not organized under Delaware law shall be governed by the laws of the state of organization of such Debtor or Liquidating Debtor.
ARTICLE XIII
CONFIRMATION REQUEST
     The Debtors request Confirmation under Bankruptcy Code § 1129. If any Impaired Class does not accept the Plan pursuant to Bankruptcy Code § 1126, the Debtors request Confirmation pursuant to Bankruptcy Code § 1129(b). In that event, the Debtors reserve the right to modify the Plan to the extent (if any) that Confirmation under Bankruptcy Code § 1129(b) requires modification.
Dated: May 25, 2011

TRICO MARINE SERVICES, INC. on Behalf of Itself and the Other Debtors
By:	/s/ John Castellano
	Name:	John Castellano
	Title:	Chief Restructuring Officer

May 25, 2011	Respectfully submitted,
Wilmington, Delaware
/s/ Andrew R. Remming

Robert J. Dehney (No. 3578)
Eric D. Schwartz (No. 3134)
Andrew R. Remming (No. 5120)
MORRIS, NICHOLS, ARSHT & TUNNELL LLP
1201 N. Market Street
P.O. Box 1347
Wilmington, DE 19899-1347
Tel: 302.658.9200
Fax: 302.658.3989

-and-

John E. Mitchell
Tonya M. Ramsey
John P. Napier
VINSON & ELKINS LLP
Trammell Crow Center
2001 Ross Avenue, Suite 3700
Dallas, Texas 75201
Tel: 214.220.7700
Fax: 214.999.7787
jmitchell@velaw.com
tramsey@velaw.com
adegeyter@velaw.com

Steven M. Abramowitz
Alexandra S. Kelly
666 Fifth Avenue, 26th Floor
New York, New York 10103-0040
Tel: 212.237.0000
Fax: 212.237.0100

Attorneys for the Debtors and
Debtors-in-Possession